===============================================================================


                      AGREEMENT AND PLAN OF REORGANIZATION


                                    between:


                                TSENG LABS, INC.
                               A Utah Corporation,


                                       AND


                              CELL PATHWAYS, INC.,
                             A Delaware Corporation



                            Dated as of June 22, 1998



===============================================================================

                                TABLE OF CONTENTS

                                                                          PAGE


1.       DESCRIPTION OF TRANSACTION..........................................1

         1.1      Formation of Merger Subsidiaries...........................1

         1.2      The Mergers................................................2

         1.3      Closing; Effective Time....................................2

         1.4      Effect of the Mergers......................................2

         1.5      Subsequent Actions.........................................3

         1.6      Certificate of Incorporation and Bylaws;
                         Directors and Officers..............................3

         1.7      Conversion of Stock; Options and Warrants..................4

         1.8      CPI Charter Amendment......................................8

2.       REPRESENTATIONS AND WARRANTIES OF TARGET............................8

         2.1      Due Organization; Subsidiaries.............................8

         2.2      Articles of Incorporation and Bylaws.......................9

         2.3      Capitalization.............................................9

         2.4      SEC Filings; Financial Statements.........................10

         2.5      Absence of Changes........................................11

         2.6      Title to Assets...........................................11

         2.7      Real Property; Equipment; Leasehold.......................11

         2.8      Proprietary Assets........................................11

         2.9      Material Contracts........................................12

         2.10     Liabilities...............................................14

         2.11     Compliance with Legal Requirements........................14

         2.12     Certain Business Practices................................14

         2.13     Governmental Authorizations...............................14

         2.14     Tax Matters...............................................14

         2.15     Employee and Labor Matters; Benefit Plans.................15

         2.16     Environmental Matters.....................................17

         2.17     Insurance.................................................18

         2.18     Transactions with Affiliates..............................18

         2.19     Legal Proceedings; Orders.................................18

                                       i

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                                TABLE OF CONTENTS

                                                                          PAGE

         2.20     Authority; Binding Nature of Agreement....................19

         2.21     No Existing Discussions...................................19

         2.22     Vote Required.............................................19

         2.23     Non-Contravention; Consents...............................19

         2.24     Fairness Opinion..........................................20

         2.25     Valid Issuance; Reservation of Shares.....................20

         2.26     Financial Advisor.........................................20

         2.27     Full Disclosure...........................................20

3.       REPRESENTATIONS AND WARRANTIES OF CPI AND HOLDCO...................21

         3.1      Organization; Good Standing; Qualification................21

         3.2      Certificate of Incorporation and Bylaws...................21

         3.3      Holdco....................................................21

         3.4      Capitalization............................................21

         3.5      Financial Statements......................................23

         3.6      Absence of Changes........................................23

         3.7      Valid Issuance............................................24

         3.8      Title to Assets...........................................24

         3.9      Real Property; Equipment; Leasehold.......................24

         3.10     Proprietary Assets........................................24

         3.11     Material Contracts........................................25

         3.12     Liabilities...............................................27

         3.13     Compliance with Legal Requirements........................27

         3.14     Certain Business Practices................................27

         3.15     Governmental Authorizations...............................27

         3.16     Tax Matters...............................................27

         3.17     Employee and Labor Matters; Benefit Plans.................28

         3.18     Environmental Matters.....................................30

         3.19     Insurance.................................................30

         3.20     Transactions with Affiliates..............................31

                                       ii
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                                TABLE OF CONTENTS

                                                                          PAGE

         3.21     Legal Proceedings; Orders.................................31

         3.22     Authority; Binding Nature of Agreement....................31

         3.23     No Existing Discussions...................................32

         3.24     Vote Required.............................................32

         3.25     Non-Contravention; Consents...............................32

         3.26     Financial Advisor.........................................33

         3.27     Full Disclosure...........................................34

4.       CERTAIN COVENANTS OF THE PARTIES...................................34

         4.1      Access and Investigation; Confidentiality.................34

         4.2      Operation of Target's Business............................34

         4.3      Operation of CPI's Business...............................36

         4.4      No Solicitation by Target.................................38

         4.5      No Solicitation by CPI....................................39

5.       ADDITIONAL COVENANTS OF THE PARTIES................................41

         5.1      Registration Statements; Joint Proxy Statement............41

         5.2      CPI Stockholders' Meeting.................................42

         5.3      Target Stockholders' Meeting..............................43

         5.4      Regulatory Approvals......................................44

         5.5      Continuation of Target D&O Insurance......................44

         5.6      Additional Agreements.....................................44

         5.7      Disclosure................................................44

         5.8      Tax Matters...............................................45

         5.9      Resignation of Officers and Directors.....................45

         5.10     FIRPTA Matters............................................45

         5.11     Affiliate Agreements......................................45

         5.12     Post Merger Holdco Board of Directors.....................45

         5.13     Registration Rights.......................................45

         5.14     CPI Redeemable Preferred Stock............................46

         5.15     Market Stand-off Agreement................................46

                                      iii
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                                                                          PAGE

         5.16     Nasdaq Listing............................................46

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF CPI.........................46

         6.1      Accuracy of Representations...............................46

         6.2      Performance of Covenants..................................46

         6.3      Effectiveness of Registration Statement...................47

         6.4      Stockholder Approval......................................47

         6.5      Documents.................................................47

         6.6      No Material Adverse Change................................47

         6.7      No Restraints.............................................47

         6.8      Delivery of Affiliates' Agreements........................47

         6.9      Consents..................................................47

         6.10     Registration..............................................47

         6.11     Nasdaq Listing............................................48

         6.12     No Governmental Litigation................................48

         6.13     No Other Litigation.......................................48

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF TARGET......................48

         7.1      Accuracy of Representations...............................48

         7.2      Performance of Covenants..................................49

         7.3      Effectiveness of Registration Statement...................49

         7.4      Stockholder Approval......................................49

         7.5      Consents..................................................49

         7.6      Documents.................................................49

         7.7      No Material Adverse Change................................49

         7.8      Directors.................................................50

         7.9      Registration..............................................50

         7.10     Nasdaq Listing............................................50

         7.11     Delivery of Affiliates' Agreements........................50

         7.12     No Restraints.............................................50

         7.13     No Governmental Litigation................................50

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                                TABLE OF CONTENTS

                                                                          PAGE

         7.14     No Other Litigation.......................................50

         7.15     Market Stand-Off Agreements...............................51

8.       TERMINATION........................................................51

         8.1      Termination...............................................51

         8.2      Effect of Termination.....................................52

         8.3      Expenses; Termination Fees................................52

9.       MISCELLANEOUS PROVISIONS...........................................53

         9.1      Amendment.................................................53

         9.2      Waiver....................................................53

         9.3      No Survival of Representations and Warranties.............54

         9.4      Entire Agreement; Counterparts; Applicable Law............54

         9.5      Jury Waiver...............................................54

         9.6      Attorneys' Fees...........................................54

         9.7      Assignability.............................................54

         9.8      Notices...................................................54

         9.9      Cooperation...............................................55

         9.10     Construction..............................................56

                                    EXHIBITS


Exhibit A   -  Certain Definitions

Exhibit B   -  Form of Certificate of Incorporation of Holdco Merger Company

Exhibit C   -  Form of CPI Charter Amendment to Restated Certificate of
               Incorporation of Cell Pathways, Inc.

                                  AGREEMENT AND
                             PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of June 23, 1998, by and between CELL PATHWAYS, INC., a Delaware corporation ("CPI") and TSENG LABS, INC., a Utah corporation ("Target"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

         WHEREAS, Holdco Company ("Holdco") is a Delaware corporation to be formed for the purpose of effectuating the transactions contemplated hereby;

         WHEREAS, the Boards of Directors of CPI and Target have each determined that it is in the best interests of their respective stockholders that each corporation become a subsidiary of Holdco pursuant to the Mergers (as defined in Section 1.2 below) and desire to make certain representations, warranties and agreements in connection with the Mergers;

         WHEREAS, the Boards of Directors of CPI and Target have each determined that the Mergers and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals and have each approved the Mergers upon the terms and conditions set forth herein;

         WHEREAS, for federal income tax purposes, it is intended that the formation of Holdco and the Mergers shall constitute one or more tax-free transactions under the Internal Revenue Code of 1986, as amended (the "Code"); and

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:



1.      Description of Transaction.

       1.1 Formation of Merger Subsidiaries. CPI will cause the following to occur: (i) Holdco to be formed under the Delaware General Corporation Law ("DGCL"), (ii) a wholly owned subsidiary of Holdco to be formed to be merged into CPI ("C-Sub"); and (iii) a wholly owned subsidiary of Holdco to be formed to be merged into Target ("T-Sub," and together with C-Sub, the "Merger Subsidiaries"), in each case as set forth in Section 1.2 hereof. Each of the Merger Subsidiaries will be formed solely to facilitate the Mergers and will conduct no business or activity other than in connection with the Mergers. CPI and Target will cause (i) Holdco and the Merger Subsidiaries to execute and deliver a joinder to this Agreement pursuant to Section 251 of the DGCL, and
(ii) Holdco to execute formal written consents under Section 228 of the DGCL as the sole stockholder of each of the Merger Subsidiaries, approving the execution, delivery and performance of this Agreement by each of the Merger Subsidiaries.

         1.2 The Mergers. At the Effective Time (as defined in Section 1.3 hereof) and subject to and upon the terms and conditions of this Agreement and the DGCL: (i) C-Sub shall be merged with and into CPI, the separate corporate existence of C-Sub shall cease, and CPI shall continue as the surviving corporation that shall be a wholly owned subsidiary of Holdco; and (ii) T-Sub shall be merged with and into Target, the separate corporate existence of T-Sub shall cease, and Target shall continue as the surviving corporation that shall be a wholly owned subsidiary of Holdco. The mergers described in clauses (i) and
(ii) of the immediately preceding sentence are herein collectively referred to as the "Mergers" and each individually as a "Merger." CPI and Target, as the surviving corporations after the Mergers, are herein collectively referred to as the "Surviving Corporations" and each individually as a "Surviving Corporation" and C-Sub and T-Sub as the non-surviving corporations after the Mergers are herein sometimes collectively referred to as the "Merged Corporations" and each as a "Merged Corporation." Holdco, CPI, Target, and, individually after entering into a joinder to this Agreement, Holdco, C-Sub and T-Sub, are herein referred to collectively as the "Parties" and each individually as a "Party."

         1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cell Pathways, Inc at 702 Electronic Drive, Horsham, PA 19044 at 10:00 a.m. on a date to be agreed by CPI and Target (the "Closing Date"), which shall be no later than the tenth business day after the satisfaction or waiver of the conditions set forth in Sections 6 and 7. Contemporaneously with or as promptly as practicable after the Closing, the parties shall cause the Mergers to be consummated concurrently by filing a properly executed Certificate of Merger with the Secretary of State of the State of Delaware and properly executed Articles of Merger with the Secretary of State of Utah, respectively, with respect to each of the Mergers. The Mergers shall take effect at the time such Certificate of Merger and Articles of Merger are filed with the Secretaries of State of the State of Delaware and the State of Utah, respectively (the "Effective Time").

         1.4 Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in the applicable provisions of DGCL and the Utah Business Corporation Act, respectively. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (a) all the property, rights, privileges, powers and franchises of CPI and C-Sub shall continue with, or vest in, as the case may be, CPI as the Surviving Corporation, and all debts, liabilities and duties of CPI and C-Sub shall continue to be, or become, as the case may be, the debts, liabilities and duties of CPI as the Surviving Corporation and (b) all the property, rights, privileges, powers and franchises of Target and T-Sub shall continue with, or vest in, as the case may be, Target as the Surviving Corporation, and all debts, liabilities and duties of Target and T-Sub shall continue to be, or become, as the case may be, the debts, liabilities and duties of Target as the Surviving Corporation. As of the Effective Time, each of the Surviving Corporations shall be a direct wholly-owned subsidiary of Holdco. At the Effective Time, Holdco shall assume the 1997 Equity Incentive Plan of CPI, the 1997 Non-Employee Directors Stock Option Plan of CPI, the approved Employee Stock Purchase Plan of CPI and the Cell Pathways, Inc. 1995 Stock Award Plan and all stock options outstanding under such plans. At the Effective Time, Holdco shall also assume the Target 1991 Stock Option Plan, the Target 1995 Stock Option Plan and the Target 1991 Special Directors Stock Option Plan (each a "Target Option Plan," and collectively the "Target Option Plans") and all stock options outstanding under such plans.

         1.5 Subsequent Actions. If, at any time after the Effective Time, either of the Surviving Corporations shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in such Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by such Surviving Corporation as a result of, or in connection with, one of the Mergers or otherwise to carry out this Agreement, the officers and directors of such Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in such Surviving Corporation or otherwise to carry out this Agreement.

         1.6 Certificate of Incorporation and Bylaws; Directors and Officers.

                  (a) The respective Certificate of Incorporation of each of C-Sub and T-Sub shall become the Certificates of Incorporation of CPI and Target, respectively, as the Surviving Corporations.

                  (b) The respective Bylaws of each of C-Sub and T-Sub shall become the Bylaws of CPI and Target, respectively, as the Surviving Corporation.

                  (c) The officers and directors of CPI immediately prior to the Effective Time shall continue to serve in their respective positions of CPI as the Surviving Corporation from and after the Effective Time. The officers and directors of T-Sub immediately prior to the Effective Time shall serve in their respective positions of Target as the Surviving Corporation from and after the Effective Time. In addition, the officers of CPI immediately prior to the Effective Time shall become the officers of Holdco at the Effective Time and the directors of CPI immediately prior to the Effective Time together with the persons to be designated pursuant to Section 5.12 below shall be the directors of Holdco after the Effective Time.

                  (d) On the Effective Date, Holdco's Certificate of Incorporation will be amended to change Holdco's name to "Cell Pathways, Inc." and CPI's Certificate of Incorporation will be amended to change CPI's name to "CPI, Inc."

        1.7      Conversion of Stock; Options and Warrants.

         The manner and basis of converting the shares of common stock and preferred stock, where applicable, of the Surviving Corporations and of the Merged Corporations at the Effective Time, by virtue of the Mergers and without any action on the part of any of the Parties or the holder of any of such securities, shall be as hereinafter set forth.

                  (a)      Conversion of Shares.

                            (i) Each share of CPI Common Stock, par value $0.01
per share ("CPI Common Stock"), and CPI Preferred Stock, par value $0.01 per share ("CPI Preferred Stock"), issued and outstanding immediately before the Effective Time (excluding those held in the treasury of CPI and those owned by Target) and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into the right to receive one share of common stock, par value $.01 per share, of Holdco ("Holdco Common Stock") (such ratio of Holdco Common Stock to CPI Stock being herein referred to as the "CPI Exchange Ratio").

                            (ii) Each share of Target Common Stock, par value
$.005 per share ("Target Common Stock") issued and outstanding immediately before the Effective Time (excluding those held in the treasury of Target and those owned by CPI) and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder thereof, forthwith cease to exist and be converted into the right to receive .3631326 of a share of Holdco Common Stock (such ratio of Holdco Common Stock to Target Common Stock being herein referred to as the "Target Exchange Ratio"; and the CPI Exchange Ratio and the Target Exchange Ratio being referred to herein collectively as the "Exchange Ratios").

                            (iii) Commencing immediately after the Effective
Time, each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of CPI Common Stock and CPI Preferred Stock ("CPI Shares") or Target Common Stock ("Target Shares" and, together with the CPI Shares, the "Shares"), shall evidence ownership of Holdco Common Stock on the basis hereinbefore set forth, but subject to the limitations set forth in this Section 1.7.

                  (b) Cancellation of Treasury Shares and of Outstanding Holdco Common Stock.

                            (i) At the Effective Time, each share of CPI Common
Stock and CPI Preferred Stock held in the treasury of CPI or owned by Target immediately prior to the Effective Time, and each share of Target Common Stock held in the treasury of Target or owned by CPI immediately prior to the Effective Time, shall be canceled and retired and no shares of stock or other securities of Holdco or either of the Surviving Corporations shall be issuable, and no payment or other consideration shall be made, with respect thereto.

                            (ii) At the Effective Time, any shares of Holdco
Common Stock issued prior to the Effective Time shall be canceled and retired and no shares of stock or other securities of Holdco or any other corporation shall be issuable, and no payment or other consideration shall be made, with respect thereto.

                  (c) Conversion of Common Stock of the Merged Corporations into Common Stock of the Surviving Corporations.

                            (i) At the Effective Time, each share of Common
Stock, par value $0.01 per share, of C-Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of Holdco, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of Common Stock of CPI, par value $0.01 per share, as one of the Surviving Corporations (the "New CPI Common Stock"). Immediately after the Effective Time and upon surrender by Holdco of the certificate representing the shares of the common stock of C-Sub, CPI as one of the Surviving Corporations shall deliver to Holdco an appropriate certificate or certificates representing the New CPI Common Stock created by conversion of the common stock of C-Sub owned by Holdco.

                            (ii) At the Effective Time, each share of Common
Stock, par value $0.01 per share, of T-Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of Holdco, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock of Target, par value $0.01 per share, as one of the Surviving Corporations (the "New Target Common Stock"). Immediately after the Effective Time and upon surrender by Holdco of the certificate representing the shares of the common stock of T-Sub, Target as one of the Surviving Corporations shall deliver to Holdco an appropriate certificate or certificates representing the New Target Common Stock created by conversion of the common stock of T-Sub owned by Holdco.

                  (d) Exchange of Shares Other Than Treasury Shares. Subject to the terms and conditions hereof, at or prior to the Effective Time, Holdco shall appoint an exchange agent to effect the exchange of Shares for Holdco Common Stock in accordance with the provisions of this Section 1.7 (the "Exchange Agent"). From time to time after the Effective Time, Holdco shall deposit, or cause to be deposited, certificates representing Holdco Common Stock for conversion of Shares in accordance with the provisions of Section 1.7(a) hereof (such certificates, together with any dividends or distributions with respect thereto, being herein referred to as the "Exchange Fund"). Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of a certificate or certificates theretofore representing Shares may surrender the same to the Exchange Agent, and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate to Holdco. Such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of full shares of Holdco Common Stock into which the Shares theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of
Section 1.7(a) hereof, together with a cash payment in lieu of fractional shares, if any, in accordance with Section 1.7(f) hereof, and all such shares of Holdco Common Stock shall be deemed to have been issued at the Effective Time. Until so surrendered and exchanged, each outstanding certificate that, prior to the Effective Time, represented issued and outstanding Shares shall be deemed for all corporate purposes of Holdco, other than the payment of dividends and other distributions, if any, to evidence ownership of the number of full shares of Holdco Common Stock into which the Shares theretofore represented thereby shall have been converted at the Effective Time. Unless and until any such certificate theretofore representing Shares is so surrendered, no dividend or other distribution, if any, payable to the holders of record of Holdco Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect thereof. Upon the surrender of any such certificate theretofore representing Shares, however, the record holder of the certificate or certificates representing shares of Holdco Common Stock issued in exchange therefor shall receive from the Exchange Agent or from Holdco, as the case may be, payment of the amount of dividends and other distributions, if any, which as of any date subsequent to the Effective Time and until such surrender shall have become payable with respect to such number of shares of Holdco Common Stock ("Pre-Surrender Dividends"). No interest shall be payable with respect to the payment of Pre-Surrender Dividends upon the surrender of certificates theretofore representing Shares. After the appointment of the Exchange Agent shall have been terminated, such holders of Holdco Common Stock that have not received payment of Pre-Surrender Dividends shall look only to Holdco for payment thereof. Notwithstanding the foregoing provisions of this Section 1.7(d), neither the Exchange Agent nor any Party shall be liable to a holder of Shares for any Holdco Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to Section 1.7(e) hereof.

                  (e) Transfer Books. The stock transfer books of CPI with respect to the CPI Shares and the stock transfer books of Target with respect to the Target Shares shall each be closed at the Effective Time and no transfer of any Shares will thereafter be recorded on any of such stock transfer books. In the event of a transfer of ownership of Shares that is not registered in the stock transfer records of CPI or Target, as the case may be, at the Effective Time, a certificate or certificates representing the number of full shares of Holdco Common Stock into which such Shares shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 1.7(f) hereof, and a cash payment in the amount of Pre-Surrender Dividends, if any, in accordance with Section 1.7(d) hereof, if the certificate or certificates representing such Shares is or are surrendered as provided in Section 1.7(d) hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

                  (f)      No Fractional Share Certificates.

                            (i) No scrip or fractional share certificate for
Holdco Common Stock will be issued upon the surrender for exchange of certificates evidencing Shares. CPI and Target shall cause Holdco to pay to the Exchange Agent an amount sufficient for the Exchange Agent to pay each holder of Target Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Target Common Stock held at the Effective Time by such holder) by (ii) the closing price of a share of Target Common Stock on the Nasdaq National Market on the trading day immediately preceding the Effective Time divided by the Target Exchange Ratio.

                            (ii) As soon as practicable after the determination
of the amount of cash, if any, to be paid to holders of Target Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding, to such holders of Target Common Stock, subject to and in accordance with the terms of Section 1.7(d) hereof.

                            (iii) Any portion of the Exchange Fund that remains
undistributed for six months after the Effective Time shall be delivered to Holdco, upon demand, and any holders of CPI Common Stock, CPI Preferred Stock or Target Common Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Holdco for satisfaction of their claims for Holdco Common Stock or any cash in lieu of fractional shares of Holdco Common Stock and any Pre-Surrender Dividends.

                  (g)      Options and Warrants.

                            (i) At the Effective Time, each option or warrant
granted by CPI to purchase shares of CPI Common Stock or CPI Preferred Stock, and each Target Option, which is outstanding and unexercised immediately prior to the Effective Time, shall be assumed by Holdco and be converted into an option or warrant to purchase shares of Holdco Common Stock in such amount and at such exercise price as provided below and otherwise having the same terms and conditions as are in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the transactions contemplated hereby):

                                    (1) the number of shares of Holdco Common
Stock to be subject to the new option or warrant shall be equal to the product of (x) the number of shares of CPI Common Stock, CPI Preferred Stock or Target Common Stock subject to the original option or warrant and (y) the CPI Exchange Ratio (if the original option or warrant related to CPI Common Stock or CPI Preferred Stock) or the Target Exchange Ratio (if the original option or warrant related to Target Common Stock), respectively;

                                    (2) the exercise price per share of Holdco
Common Stock under the new option or warrant shall be equal to (x) the exercise price per share of the CPI Common Stock, CPI Preferred Stock or Target Common Stock under the original option or warrant divided by (y) the CPI Exchange Ratio (if the original option or warrant related to CPI Common Stock or CPI Preferred Stock) or the Target Exchange Ratio (if the original option or warrant related to Target Common Stock); and

                                    (3) upon each exercise of options or
warrants by a holder thereof, the aggregate number of shares of Holdco Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent. The adjustments provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

                  (h) Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of CPI Common Stock, CPI Preferred Stock or of Target Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the exchange ratio established pursuant to the provisions of Section 1.7(a) hereof shall be adjusted accordingly to provide to the holders of CPI Common Stock, CPI Preferred Stock and Target Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

         1.8 CPI Charter Amendment. The Board of Directors of CPI has approved an amendment to CPI's Certificate of Incorporation attached hereto as Exhibit C (the "CPI Charter Amendment"), in order to effectuate the consummation of the Mergers. CPI shall file the CPI Charter Amendment immediately prior to the Effective Time.

2.       REPRESENTATIONS AND WARRANTIES OF TARGET

         For purposes of this Section 2, "Target" shall mean each of Target and its Subsidiaries, collectively. Except as set forth in the Target Disclosure Schedule or the Target SEC Documents (as defined in Section 2.4 below), Target represents and warrants to Holdco and CPI, as follows:

         2.1      Due Organization; Subsidiaries.

                  (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used; and (iii) to perform its obligations under all contracts by which it is bound. Target is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except in jurisdictions where the failure to so qualify, individually and in the aggregate, would not have a Material Adverse Effect on Target.

                  (b) Except for those Entities identified in the Target Disclosure Schedule, Target has no Subsidiaries; and neither Target nor any Entity identified in the Target Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity other than the Entities identified in the Target Disclosure Schedule. Target has not agreed or is not obligated to make or is not bound by any Contract to make any future investment in or capital contribution to any other Entity. Except as set forth on the Target Disclosure Schedule, Target has not, at any time, been a general partner of any general partnership, limited partnership, or other Entity.

         2.2 Articles of Incorporation and Bylaws. Target has delivered to CPI complete and accurate copies of the Articles of Incorporation, Bylaws, and other charter and organizational documents of the Target, including all amendments thereto.

         2.3 Capitalization.

                  (a) The authorized capital stock of Target consists of:
50,000,000 shares of Target Common Stock, par value $0.005, of which, as of the date hereof 15,628,587 shares were issued and outstanding and 544,250 shares were held in its treasury. All of the outstanding shares of Target Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Target Disclosure Schedule: (i) none of the outstanding shares of Target Common Stock is entitled or subject to any preemptive right, right of participation in future financings, right to maintain a percentage ownership position, or any similar right; (ii) none of the outstanding shares of Target Common Stock is subject to any right of first refusal in favor of Target; and (iii) there is no Target Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Target Common Stock. Target is not under any obligation, or is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Target Common Stock or any other securities of Target, other than the stockholder rights plan disclosed pursuant to Section 2.3(c) hereof.

                  (b) As of the date hereof: (i) 957,427 shares of Target Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Target's 1995 Stock Option Plan, (ii) 80,000 shares of Target Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Target's 1991 Special Directors' Stock Option Plan, and
(iii) 434,777 shares of Target Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under Target's 1991 Stock Option Plan. The Target Disclosure Schedule sets forth the following information with respect to each Target Option outstanding as of the date of this Agreement:
(i) the particular plan pursuant to which such Target Option was granted; (ii) the name of the optionee; (iii) the number of shares of Target Common Stock subject to such Target Option; (iv) the exercise price of such Target Option;
(v) the date on which such Target Option was granted; (vi) the extent to which such Target Option is vested and exercisable as of June 23, 1998; and (vii) the date on which such Target Option expires. Target has delivered to CPI accurate and complete copies of all stock option plans and forms of option grant pursuant to which Target has granted any outstanding stock options. Target has no outstanding stock appreciation rights.

                  (c) Except as set forth in the Target Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Target or any subsidiary of Target; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Target or any subsidiary of Target; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Target or any subsidiary of Target is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may reasonably give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Target or any subsidiary of Target. There are no bonds, debentures, notes or other indebtedness of Target outstanding having the right to vote (or convertible into securities having the right to vote) on any matters on which the stockholders of Target have the right to vote.

                  (d) All outstanding securities of Target, including shares of Target Common Stock, and Target Options, have been issued and granted in all material respects in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

         2.4 SEC Filings; Financial Statements.

                  (a) Target has made available to CPI accurate and complete copies (excluding copies of exhibits) of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Target with the SEC since January 1, 1997 (the "Target SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Target with the SEC have been so filed by Target on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):
(i) each of the Target SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Target SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Except as set forth in the Target Disclosure Schedule, the consolidated financial statements (including any related notes) contained in the Target SEC Documents (the "Target Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments that will not, individually or in the aggregate, be material in amount); (iii) fairly present the financial position of Target as of the respective dates thereof and the results of operations and cash flows of Target for the periods covered thereby; and (iv) reflect any contingent liabilities to the extent required to be reflected therein.

                  (c) Since December 31, 1997, Target and its subsidiaries have not incurred any liabilities of the type required under GAAP to be recorded on a balance sheet or in the footnotes thereto except liabilities incurred in the ordinary course of business.

         2.5 Absence of Changes. Except as set forth in the Target Disclosure Schedule or the Target SEC documents, since December 31, 1997:

                  (a) there has not been any change that has had a Material Adverse Effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of Target, and no event has occurred that could reasonably be expected to have a Material Adverse Effect on Target;

                  (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Target that are necessary for the conduct of Target's business as currently conducted (whether or not covered by insurance);

                  (c) there has not been any transaction, commitment, or other event or condition (financial or otherwise) that would be prohibited by Section 4.2(b)(i), (iv), (ix), (x) or (xi) if it were to be effected, accepted or were to take place between the date hereof and the Effective Time.

         2.6 Title to Assets. Except as set forth in the Target Disclosure Schedule or the Target SEC Documents, Target owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: all assets reflected in their books and records as being owned by Target. All of said assets are owned by Target free and clear of any Encumbrances, except for
(a) any lien for current taxes not yet due and payable, (b) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Target, and (c) liens described in the Target Disclosure Schedule.

         2.7 Real Property; Equipment; Leasehold. Except as described in the Target Disclosure Schedule or the Target SEC Documents:

                  (a) Target does not own any real property or any material interest in real property, except for the leasehold created under real property leases set forth in the Target Disclosure Schedule. Complete and correct copies of such leases have previously been delivered to CPI by Target.

                  (b) All material items of equipment and other tangible assets owned by or leased to Target are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are reasonably adequate for the conduct of the business of Target in the manner in which such business is currently being conducted and in the manner in which such business is required to be conducted pursuant to Target Contracts and that are in effect on the date hereof.

         2.8 Proprietary Assets.

                  (a) Target has title, or the right to use, such Proprietary Assets as are reasonably necessary to enable Target to conduct its business, as presently conducted.

                  (b) Except as set forth on the Target Disclosure Schedule, to the best of Target's knowledge: (i) none of the Target commercial products and processes infringes, misappropriates or conflicts with any Proprietary Assets owned or used by any Person (ii) Target has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person; and (iii) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any material Target Proprietary Asset.

        2.9      Material Contracts.

                  (a) The Target Disclosure Schedule identifies each Target Contract that constitutes a "Target Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a Target Material
Contract:

                            (i) any Contract relating to the employment of, or
the performance of services by, any director, officer, employee or consultant, and any Contract pursuant to which Target is or may become obligated to make any severance, termination, bonus or relocation payment or any similar payment (other than payments in respect of salary and the grant of standard benefits);

                            (ii) any Contract that provides for indemnification
of any officer, director, employee or agent;

                            (iii) any Contract (A) relating to the acquisition,
issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing Target with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

                            (iv) any Contract requiring that Target give any
notice, obtain any consent or provide any information to any Person prior to accepting any Acquisition Proposal;

                            (v) any Contract (not otherwise identified in this
Section) that (A) has a term of more than sixty (60) days or that may not be terminated by Target (without penalty) within sixty (60) days after the delivery of a termination notice by Target and (B) that contemplates or involves (I) the payment or delivery of cash or other consideration on or after the date hereof in an amount or having a value in excess of $100,000 in aggregate payments under such Contract, or (II) the performance of services on or after the date hereof having a value in excess of $100,000 in aggregate payments under such Contract;

                            (vi) any Contract (A) to which any Governmental Body
is a party or under which any Governmental Body has any rights or obligations, or involving or directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between CPI and any contractor or subcontractor to any Governmental Body) and (B) that contemplates and involves
(I) the payment or delivery of cash or other consideration on or after the date hereof in an amount or having a value in excess of $100,000 in aggregate payments under such Contract, or (B) the performance of services on or after the date hereof having a value in excess of $100,000 in aggregate payments under such Contract;

                            (vii) any open purchase order placed by Target
requiring future aggregate payments in excess of $100,000;

                            (viii) any Contract (not otherwise identified in
this Section), which would be required as an Exhibit in a registration statement filed under the Securities Act of 1933.

                  (b) Each Target Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) in the case of any Contract with a Governmental Body, any law applicable thereto.

                  (c) Except as set forth in the Target Disclosure Schedule: (i) Target has not materially violated or breached, or committed any material default under, any Target Material Contract, and, to the best of the knowledge of Target, no other Person has materially violated or breached, or committed any material default under, any Target Material Contract; (ii) to the best of the knowledge of Target, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a material violation or breach of any of the provisions of any Target Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Target Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Target Material Contract, or (D) give any Person the right to cancel, terminate or materially modify any Target Material Contract; (iii) since December 31, 1997, none of Target has received any written notice or other written communication regarding any actual or possible violation or breach of, default under, or any intention to terminate, any Target Contract, except for communication (A) that has subsequently been revoked; or (B) has been received from a complaining party that has not contacted Target or otherwise, to Target's knowledge, taken any action with respect to such party's complaint for a period of more than six months following receipt of the communication; and (iv) Target has not waived any of its material rights under any Target Material Contract, in each case where such breach, default, violation or waiver would have a Material Adverse Effect on Target.

                  (d) To the best of the knowledge of Target, no Person is renegotiating, or has the right to renegotiate, any material amount paid or payable to Target under any Target Material Contract, or any other material term or provision of any Target Material Contract, including termination provisions.

                  (e) The Target Disclosure Schedule sets forth a list of all claims made under any Target Material Contract that are disputed in any material respect or, to Target's knowledge, where a dispute as to any material matter has been threatened.

         2.10 Liabilities. Target does not have any accrued or contingent liabilities of a nature required to be reflected in financial statements in accordance with GAAP, except for: (a) liabilities identified as such in the Target Financial Statements; (b) normal and recurring liabilities that have been incurred by Target since December 31, 1997 in the ordinary course of business and consistent with past practices; and (c) other liabilities that have not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Target.

         2.11 Compliance with Legal Requirements. Target is, and, to the best knowledge of Target, has at all times since inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and could not reasonably be expected to have, a Material Adverse Effect on Target. There is not presently pending any notice or other communication received by Target from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

         2.12 Certain Business Practices. None of Target nor any director, officer, agent or employee of Target has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

         2.13 Governmental Authorizations. Target holds all material Governmental Authorizations necessary to enable them to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Target is, and to the best knowledge of Target, at all times since inception has been, in substantial compliance with the terms and requirements of such Governmental Authorizations. To the best knowledge of Target, since inception, none of Target has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization or (c) any requirement to apply for or hold a Governmental Authorization not held by Target, in each case where such violation, revocation, suspension, cancellation, termination or modification would have a Material Adverse Effect on Target.

         2.14 Tax Matters.

                  (a) All Tax Returns required to be filed by or on behalf of Target with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Target Returns") have been or will be filed on or before the applicable due date (including any extensions of such due date). All amounts shown on the Target Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

                  (b) Except as set forth on the Target Disclosure Schedule, the Target Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. Target will establish, in the ordinary course of business and consistent with its past practices, quarterly reserves adequate for the payment of all Taxes for the applicable periods from December 31, 1997 through the Closing Date. Since January 1, 1998 no material Tax liability has been incurred other than in the ordinary course of business.

                  (c) Except as set forth in the Target Disclosure Schedule, no Target Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Target Returns has been granted (by Target or any other Person), and no such extension or waiver has been requested by Target.

                  (d) Except as set forth in the Target Disclosure Schedule, no claim or Legal Proceeding is pending or, to the best of the knowledge of Target, has been threatened in writing against or with respect to Target in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Target (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by Target and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of any of Target except liens for current Taxes not yet due and payable. None of Target has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of Target has been, and none of Target will be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to
Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. None of Target is nor has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Target has no liabilities for the Taxes of any other Person except for payroll taxes collected in the ordinary course of business.

                  (e) Except as set forth in the Target Disclosure Schedule or the Target SEC Documents, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of Target that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Target is not, nor has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (other than a Contract entered into in the ordinary course of business in connection with the purchase or sale of inventory or supplies).

        2.15     Employee and Labor Matters; Benefit Plans.

                  (a) The Target Disclosure Schedule or the Target SEC Documents identifies salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefit, profit-sharing, pension or retirement plan, program or agreement covering one or more people (collectively, the "Target Plans") sponsored, maintained, contributed to or required to be contributed to by any of Target for the benefit of any current of former employee of Target.

                  (b) No Target plan is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code, and no Target Plan constitutes a "multi-employer plan" (as defined in Section 3(37) of ERISA).

                  (c) With respect to each Target Plan, Target has made available to CPI: (i) an accurate and complete copy of each such Target Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Target Plans for the last two plan years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications thereto, if required under ERISA, with respect to such Target Plans; (iv) if such Target Plans are funded through a trust or a third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto); (v) accurate and complete copies of all Contracts relating to such Target Plans, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and record-keeping agreements; and (vi) an accurate and complete copy of the most recent determination, opinion, notification or advisory letter received from the Internal Revenue Service with respect to such Target Plans (if such Target Plans are intended to be qualified under Section 401(a) of the Code).

                  (d) Target has no plan or commitment to create any additional Plan, or to modify or change any existing Plan (other than to comply with applicable law) in a manner that would create any material liability for any of Target.

                  (e) No Target Plan provides death, medical or health benefits coverage (whether or not insured) with respect to any of its current or former employees after any such employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code ("COBRA"), (ii) deferred compensation benefits accrued as liabilities on the most recent financial statements included in the Target SEC filings, and (iii) benefits the full cost of which are borne by such current or former employees (or the employees' beneficiaries)).

                  (f) With respect to any Target Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, COBRA has been complied with in all material respects. The Target Disclosure Schedule lists all qualified beneficiaries under COBRA with respect to all such Target Plans.

                  (g) Each of the Target Plans has been operated and administered in all material respects in accordance with its terms and applicable Legal Requirements, including but not limited to ERISA and the Code.

                  (h) All material contributions, premiums or other payments due from any of Target to (or under) any Target Plan have been fully paid or adequately provided for on the books and financial statements of Target.

                  (i) Each of the Target Plans intended to be qualified under
Section 401(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service, and Target is not aware of any reason why any such letter should be revoked.

                  (j) Except as set forth in the Target Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Mergers or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any of Target's current or former employees or directors (whether or not under any Target Plan), or materially increase the benefits payable under any Target Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

                  (k) Target is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees.

                  (l) Target is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters and the classification of independent contractors and workers.

         2.16 Environmental Matters. Target is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of Target of all material permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Target has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Target is not in compliance with any Environmental Law, and, to the best of the knowledge of Target, there are no circumstances that may prevent or interfere with the compliance by Target with any Environmental Law in the future. To the knowledge of Target without further inquiry, no current or prior owner of any property leased or controlled by Target has received any notice or other communications (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Target is not in compliance with any Environmental Law. To the best of the knowledge of Target, all property that is leased to, controlled by or used by Target, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature. To the best knowledge of Target, Target has not disposed of, emitted, discharged, handled, stored, transported, used or released any Materials of Environmental Concern, arranged for the disposal, discharge, storage or release of any Materials of Environmental Concern, or exposed any employee or other individual to any Materials of Environmental Concern or condition so as to give rise to any material liability or material corrective or remedial obligation under any Environmental Laws.

         2.17 Insurance. Target has delivered to CPI a summary of all material insurance policies and all material self-insurance programs relating to the business, assets and operations of Target and has made available to CPI copies of the polices. Each of such insurance policies is in full force and effect. Except as set forth on the Target Disclosure Schedule, since December 31, 1997, Target has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in the Target Disclosure Schedule, there is no pending claim (including any workers' compensation claim) other than routine claims for benefits under any Target Plan, under or based upon any insurance policy of Target.

         2.18 Transactions with Affiliates.

                  (a) Except as set forth in the Target Disclosure Schedule or the Target SEC Reports, since the date of Target's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Target pursuant to Item 404 of Regulation S-K promulgated by the SEC. The Target Disclosure Schedule identifies each Person who is an "affiliate" (as that term is used in Rule 145 under the Securities Act) of Target.

                  (b) The Target Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by Target to any employee, director, consultant or independent contractor other than routine travel advances and advances made for relocation purposes made to employees in the ordinary course of business.

         2.19 Legal Proceedings; Orders.

                  (a) Except as set forth on the Target Disclosure Schedule or in the Target SEC Reports, there is no pending Legal Proceeding, and (to the best of the knowledge of Target) no Person has threatened to commence any Legal
Proceeding: (i) that involves Target or any of the assets owned or used by Target; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other transactions contemplated by this Agreement. To the best of the knowledge of Target, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding that would reasonably be expected to have a Material Adverse Effect on Target.

                  (b) There is no material order, writ, injunction, judgment or decree to which Target, or any of the assets owned or used by Target, is subject. To the best of the knowledge of Target, no officer or key employee of Target is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Target.

         2.20 Authority; Binding Nature of Agreement. Target has the absolute and unrestricted right, power and authority to enter into and to perform their obligations under this Agreement. The board of directors of Target (at a meeting duly called and held) has unanimously (a) determined that the Mergers are advisable and fair and in the best interests of Target and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by Target, (c) recommended the approval of the Mergers by the holders of Target Common Stock, and (d) directed that the Mergers be submitted for consideration by Target's stockholders at the Target Stockholders' Meeting (as defined in Section 5.3). This Agreement constitutes the legal, valid and binding obligation of Target and, enforceable against Target in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         2.21 No Existing Discussions. Target has terminated (or will terminate as soon as practical after execution of this Agreement) any existing discussions with any Person that relate to any Acquisition Proposal.

         2.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Target Common Stock entitled to vote at the Target Stockholders Meeting (the "Required Target Stockholder Merger Vote"), is the only vote of the holders of any class or series of Target's capital stock necessary to approve the issuance of Target Common Stock in the Merger.

         2.23 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Mergers or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with or result in a violation of (i) any of the provisions of Target's Articles of Incorporation, Bylaws or other charter or organizational documents of any of Target, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of Target;

                  (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Mergers or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Target, or any of the assets owned or used by Target, is subject, if the result would have a Material Adverse Effect on Target;

                  (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Target or that otherwise relates to Target's business or to any of the assets owned or used by Target, if the result would have a Material Adverse Effect on Target;

                  (d) contravene, conflict with or result in a violation or material breach of, or result in a default (or an event that with notice or lapse of time or both would become a default) under, any provision of any Target Contract that is or would constitute a Target Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Target Material Contract, (ii) a rebate, charge-back, penalty or change in delivery schedule under any such Target Material Contract, (iii) accelerate the maturity or performance of any such Target Material Contract, or (iv) cancel, terminate or materially modify any term of such Target Material Contract, if the result would have a Material Adverse Effect on Target; or

                  (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Target (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of Target).

         Except as may be required by the Exchange Act, the DGCL, the Utah Business Corporation Act, and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Joint Proxy Statement) Target is not, and will not be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Mergers or any of the other transactions contemplated by this Agreement.

         2.24 Fairness Opinion. Target's Board of Directors has received the written opinion of Janney Montgomery Scott, financial advisor to Target, dated as of the date of this Agreement, to the effect that the terms of the Mergers are fair to Target from a financial point of view.

         2.25 Valid Issuance; Reservation of Shares. The Target Common Stock to be issued to Holdco in the Merger in exchange for surrender of the T-Sub Common Stock will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

         2.26 Financial Advisor. Except for Janney Montgomery Scott, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Target. Target has furnished to CPI accurate and complete copies of all agreements under which any such fees, commissions, or other amounts have been paid or may become payable and all indemnification and other arrangements relating to the engagement of Janney Montgomery Scott.

         2.27 Full Disclosure. This Agreement (including the Target Disclosure Schedule) does not, and the certificate referred to in Section 6.5(c) will not,
(i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

3.       REPRESENTATIONS AND WARRANTIES OF CPI AND HOLDCO

         Except as set forth in the CPI Disclosure Schedule, CPI represents and warrants to Target as follows:

         3.1      Organization; Good Standing; Qualification

                  (a) CPI is, and Holdco will be when organized, a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has, or in the case of Holdco will have, all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used; and (iii) to perform its obligations under all CPI Contracts by which it is bound. CPI is, or in the case of Holdco will be, qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except in jurisdictions where the failure to so qualify, individually and in the aggregate, would not have a Material Adverse Effect on CPI.

                  (b) CPI has no Subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in the CPI Disclosure Schedule. Except as set forth in the CPI Disclosure Schedule, CPI has not agreed nor is it obligated to make, nor is it bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Except as set forth in the CPI Disclosure Schedule, CPI has not, at any time, been a general partner of any general partnership, limited partnership or other Entity.

         3.2 Certificate of Incorporation and Bylaws. CPI has delivered to Target accurate and complete copies of the Certificate of Incorporation, Bylaws and other charter and organizational documents of CPI, including all amendments thereto.

         3.3 Holdco. When organized, Holdco's Certificate of Incorporation shall be in the form attached as Exhibit B hereto, and its bylaws shall be in the form delivered to Target by CPI. Holdco will not have conducted any business, other than consummation of the transactions contemplated herein, prior to the Effective Time. Immediately prior to the Effective Time, Holdco's entire outstanding capitalization shall consist solely of 100 shares of common stock, which shares shall be owned, beneficially and of record, by CPI.

         3.4 Capitalization

                  (a) The authorized capital stock of CPI consists of: (i) 22,400,000 shares of CPI Common Stock, $0.01 par value, of which, as of the date hereof, 2,990,095 shares were issued and outstanding, (ii) 61,250 shares of CPI Redeemable Preferred Stock, $0.01 par value, of which, as of the date hereof, all were issued and outstanding and (iii) 18,400,000 shares of CPI Preferred Stock, of which, as of the date hereof, (A) 872,400 shares are designated Series A Preferred Stock of which 872,400 shares are issued and outstanding; (B) 848,100 shares are designated Series B Preferred Stock of which 848,100 shares are issued and outstanding; (C) 700,000 shares are designated Series C Preferred Stock of which 700,000 shares are issued and outstanding; (D) 675,350 shares are designated Series D Preferred Stock, of which 616,807.5 shares are issued and outstanding; (E) 3,204,865 shares are designated Series E Preferred Stock, of which 3,121,642 shares are issued and outstanding; (F) 4,934,788 shares are designated Series F Preferred Stock, of which 4,809,437 shares are issued and outstanding; and (G) 5,400,000 shares are designated as Series G Preferred Stock, of which 4,645,879 shares are issued and outstanding. Except as set forth in the CPI Disclosure Schedule, all of the outstanding shares of CPI Common Stock, CPI Redeemable Preferred Stock and CPI Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the CPI Disclosure Schedule: (i) none of the outstanding shares of CPI Common Stock, CPI Redeemable Preferred Stock or CPI Preferred Stock is entitled or subject to any preemptive right, right of participation in future financings, right to maintain a percentage ownership position, or any similar right; (ii) none of the outstanding shares of CPI Common Stock or CPI Preferred Stock is subject to any right of first refusal in favor of CPI; and (iii) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of CPI Common Stock or CPI Preferred Stock. Except as set forth in the CPI Disclosure Schedule, CPI is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of CPI Common Stock, CPI Redeemable Preferred Stock or CPI Preferred Stock.

                  (b) As of the date hereof, 740,429 shares of CPI Common Stock remain available for grant under the CPI Option Plan (defined below) and 363,141 shares of CPI Common Stock remain to be granted under the Directors' Plan (defined below). The CPI Disclosure Schedule sets forth the following information with respect to each CPI Option outstanding as of the date of this
Agreement: (i) the name of the optionee; (ii) the number of shares of CPI Common Stock subject to such CPI Option; (iii) whether the CPI Option was granted pursuant to the 1997 Equity Incentive Plan (the "CPI Option Plan") or was granted under the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan" and, together with the Option Plan, the "Option Plans").(iv) the exercise price of such CPI Option; (v) the date on which such CPI Option was granted; and (vi) the extent to which such CPI Option is vested and exercisable as of the date hereof. CPI has delivered to Target accurate and complete copies of all stock option plans and forms of option grant pursuant to which CPI has granted any outstanding stock options. As of the date hereof, warrants to purchase 69,044 shares of Series E Preferred, warrants to purchase 125,351 shares of Series F Preferred, warrants to purchase 227,793 shares of Series G Preferred Stock and a warrant to purchase 5,000 shares of Common Stock remained outstanding. The CPI Disclosure Schedule sets forth the following information with respect to each outstanding warrant to purchase CPI Common Stock and CPI Preferred Stock: (i) the name of the holder of such warrant; (ii) the number of shares of CPI Common Stock or CPI Preferred Stock subject to such warrant; (iii) the exercise price of such warrant; (iv) the date on which such warrant was issued; and (v) the date on which such warrant expires. CPI has delivered to Target an accurate and complete copy of each such warrant.

                  (c) Except as set forth in the CPI Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of CPI; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of CPI; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which CPI is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may reasonably give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of CPI. Except as set forth on the CPI Disclosure Schedule, or elsewhere in this Section 3.3, there are no bonds, debentures, notes or other indebtedness of CPI outstanding having the right to vote (or convertible into securities having the right to vote) on any matters on which the stockholders of CPI have the right to vote.

                  (d) All outstanding securities of CPI, including shares of CPI Common Stock, CPI Redeemable Preferred Stock and CPI Preferred Stock, all outstanding CPI Options and all outstanding warrants to purchase CPI Common Stock or CPI Preferred Stock, have been issued and granted in all material respects in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

         3.5 Financial Statements.

                  (a) The CPI Disclosure Schedule sets forth CPI's audited balance sheets as of December 31, 1996 and December 31, 1997 and related audited statements of operations, stockholders' equity and cash flows for the three years then ended (collectively, the "Audited Financial Statements"), and the unaudited financial statements as of March 31, 1998 (together with the Audited Financial Statements, the "CPI Financials"). The CPI Financials were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered. The CPI Financials present fairly in all material respects the financial condition and operating results of CPI as of the dates and during the periods indicated therein and reflect any contingent liabilities to the extent required to be reflected therein.

                  (b) Since December 31, 1997, CPI has not incurred any liabilities of the type required under GAAP to be recorded on a balance sheet or reported in the footnotes thereto except liabilities incurred in the ordinary course of business.

         3.6 Absence of Changes. Since December 31, 1997:

                  (a) there has not been any change that has had a Material Adverse Effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of CPI taken as a whole, and no event has occurred that could reasonably be expected to have a Material Adverse Effect on CPI;

                  (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of CPI (whether or not covered by insurance);

                  (c) there has not been any transaction, commitment, or other event or condition (financial or otherwise) that would be prohibited by Section 4.3(b)(i) or (iii) if it were to be effected, accepted or were to take place, between the date hereof and the Effective Time.

         3.7 Valid Issuance. The Holdco Common Stock to be issued in the Mergers will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

         3.8 Title to Assets. Except as set forth in the CPI Disclosure Schedule, CPI owns, and has good, valid and marketable title to, all assets purported to be owned by it, including all assets reflected in CPI's books and records as being owned by CPI. All of said assets are owned by CPI free and clear of any Encumbrances, except for (a) any lien for current taxes not yet due and payable, (b) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of CPI, and (c) liens described in the CPI Disclosure Schedule.

         3.9 Real Property; Equipment; Leasehold.

                  (a) CPI does not own any real property or any interest in real property, except for the leasehold created under the real property lease(s) set forth in the CPI Disclosure Schedule. Complete and correct copies of such lease(s) have previously been delivered to Target by CPI.

                  (b) All material items of equipment and other tangible assets owned by or leased to CPI are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are reasonably adequate for the conduct of CPI's business in the manner in which such business is currently being conducted and in the manner in which such business is required to be conducted pursuant to CPI Contracts and that are in effect on the date hereof.

         3.10 Proprietary Assets.

                  (a) The CPI Proprietary Assets constitute such Proprietary Assets as are reasonably necessary to enable CPI to conduct its business as it is currently being conducted.

                            (i) CPI owns or has the right to use such
Proprietary Assets as are currently used in the business and such ownership and use will not be adversely affected by the transactions contemplated hereby. So far as is known to CPI, no present or former employee of, or consultant to, CPI or any other person (including, without limitation, any former employer of a present or former employee or consultant of CPI) has any proprietary, commercial or other interest in such Proprietary Assets other than rights, if any, in respect of which there has been adequate assignment or license to CPI to permit CPI to conduct its business as presently conducted.

                            (ii) CPI has taken commercially reasonable measures
in the normal course of its business to protect through non-disclosure agreements such Proprietary Assets as CPI has decided to, and is legally and practically able to, keep secret. CPI has not received notice from a third party of any (nor is it aware of any) claim of infringement or other violation relating to any such Proprietary Assets, nor does CPI know of any facts upon which any such claim could reasonably be based.

                            (iii) In conducting its business as presently
conducted, CPI has no knowledge that it is infringing upon or unlawfully or wrongfully using any patent, trademark, tradename, service mark, copyright or any other form of intellectual property or trade secret, owned or claimed by another and has no knowledge that any of the compositions of matter or therapeutic methods that CPI is currently planning to develop clinically infringes upon or results in the unlawful or wrongful use of any patent, trademark, trade name, service mark, copyright or any other form of intellectual property or trade secret, owned or claimed by another. CPI has not received any notice or any claim of infringement or any other claim or proceeding relating to any such patent, trademark, trade name, service mark, copyright, trade secret or any other form of intellectual property or any agreement relating thereto.

         3.11 Material Contracts.

                  (a) The CPI Disclosure Schedule identifies each CPI Contract that constitutes a "CPI Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a CPI Material Contract:

                            (i) any Contract relating to the employment of, or
the performance of services by, any officer, director or employee and any Contract pursuant to which CPI is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary and the grant of standard benefits);

                            (ii) any Contract that provides for indemnification
of any officer, director, employee or agent;

                            (iii) any Contract (A) relating to the acquisition,
issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing CPI with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

                            (iv) any Contract requiring that CPI give any
notice, obtain any consent or provide any information to any Person prior to accepting any Acquisition Proposal;

                            (v) any Contract (not otherwise identified in this
Section) that (A) has a term of more than sixty (60) days or that may not be terminated by CPI (without penalty) within sixty (60) days after the delivery of a termination notice by CPI and (B) that contemplates or involves (I) the payment or delivery of cash or other consideration on or after the date hereof in an amount or having a value in excess of $300,000 in aggregate payments under such Contract, or (II) the performance of services on or after the date hereof having a value in excess of $300,000 in aggregate payments under such Contract;

                            (vi) any Contract (A) to which any Governmental Body
is a party or under which any Governmental Body has any rights or obligations, or involving or directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between CPI and any contractor or subcontractor to any Governmental Body) and that (B) contemplates or involves
(I) the payment or delivery of cash or other consideration on or after the date hereof in an amount or having a value in excess of $300,000 in aggregate payments under such Contract, or (II) the performance of services on or after the date hereof having a value in excess of $300,000 in aggregate payments under such Contract;

                            (vii) any open purchase order placed by CPI
requiring future aggregate payments in excess of $300,000; and

                            (viii) any Contract (not otherwise identified in
this Section) that would be required as an exhibit in a registration statement under the Securities Act of 1933.

                  (b) Each CPI Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) in the case of any Contract with a Governmental Body, laws applicable thereto.

                  (c) Except as set forth in the CPI Disclosure Schedule: (i) CPI has not materially violated or breached, or committed any material default under, any CPI Material Contract, and, to the best of the knowledge of CPI, no other Person has materially violated or breached, or committed any material default under, any CPI Material Contract; (ii) to the best of the knowledge of CPI, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a material violation or breach of any of the provisions of any CPI Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any CPI Material Contract, (C) give any Person the right to accelerate the maturity or performance of any CPI Material Contract, or (D) give any Person the right to cancel, terminate or materially modify any CPI Material Contract; (iii) since December 31, 1997, CPI has not received any written notice or other written communication regarding any actual or possible violation or breach of, default under, or intention to terminate, any CPI Contract except for communication (A) that has subsequently been revoked; or (B) has been received from a complaining party that has not contacted CPI or otherwise, to the knowledge of CPI, taken any action with respect to such party's complaint for a period of more than six months following receipt of the communication; and (iv) CPI has not waived any of its material rights under any CPI Material Contract, in each case where such breach, default, violation or waiver would have a Material Adverse Effect on CPI.

                  (d) To the best of the knowledge of CPI, no Person is renegotiating, or has the right to renegotiate, any material amount paid or payable to CPI under any CPI Material Contract, or any other material term or provision of any CPI Material Contract, including termination provisions.

                  (e) The CPI Disclosure Schedule sets forth a list of all claims made under any CPI Material Contract that are disputed in any material respect or, to CPI's knowledge, where a dispute as to any material matter has been threatened.

         3.12 Liabilities. CPI has no accrued or contingent liabilities of a nature required to be reflected in financial statements in accordance with GAAP, except for: (a) liabilities identified as such in the CPI Financials; (b) normal and recurring liabilities that have been incurred by CPI since December 31, 1997 in the ordinary course of business and consistent with past practices; and (c) other liabilities that have not had and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CPI.

         3.13 Compliance with Legal Requirements. CPI is, and to the best knowledge of CPI has at all times since inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and could not reasonably be expected to have a Material Adverse Effect on CPI. There is not presently pending any notice or other communication received by CPI from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

         3.14 Certain Business Practices. Neither CPI nor any director, officer, agent or employee of CPI has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

         3.15 Governmental Authorizations. CPI holds all material Governmental Authorizations necessary to enable CPI to conduct its business in the manner in which its business is currently being conducted. All such Governmental Authorizations are valid and in full force and effect. CPI is, and to the best knowledge of CPI, at all times since inception has been, in substantial compliance with the terms and requirements of such Governmental Authorizations. Since inception, CPI has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization or (c) any requirement to apply for or hold Governmental Authorization not held by CPI, in each case where such violation, revocation, suspension, cancellation, termination or modification would have a Material Adverse Effect on CPI.

         3.16 Tax Matters.

                  (a) All Tax Returns required to be filed by or on behalf of CPI with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "CPI Returns") have been or will be filed on or before the applicable due date (including any extensions of such due date). All amounts shown on the CPI Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

                  (b) The CPI Financials fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. CPI will establish, in the ordinary course of business and consistent with its past practices, quarterly reserves adequate for the payment of all Taxes for the applicable periods from December 31, 1997 through the Closing Date. Since December 31, 1997, no material Tax liability has been incurred other than in the ordinary course of business.

                  (c) Except as set forth in the CPI Disclosure Schedule, no CPI Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the CPI Returns has been granted (by CPI or any other Person), and no such extension or waiver has been requested from CPI.

                  (d) No claim or Legal Proceeding is pending or, to the best of the knowledge of CPI, has been threatened in writing against or with respect to CPI in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by CPI (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by CPI and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of CPI except liens for current Taxes not yet due and payable. CPI has not entered into nor has it become bound by any agreement or consent pursuant to Section 341(f) of the Code. CPI has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. CPI is not nor has it been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. CPI has no liability for the taxes of any other Person except for payroll taxes collected in the ordinary course of business.

                  (e) Except as set forth in the CPI Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of CPI that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to
Section 280G or Section 162 of the Code. CPI is not, nor has it ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (other than a Contract entered into in the ordinary course of business in connection with the purchase or sale of inventory or supplies).

         3.17 Employee and Labor Matters; Benefit Plans.

                  (a) The CPI Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan or program (collectively, the "CPI Plans") sponsored, maintained, contributed to or required to be contributed to by CPI for the benefit of any current or former employee of CPI.

                  (b) No CPI Plan is subject to Title IV of ERISA, Part 3 of Title I of ERISA or Section 412 of the Code, and no CPI Plan constitutes a "multi-employer plan" (as defined in Section 3(37) of ERISA).

                  (c) With respect to each CPI Plan, CPI has made available to
Target: (i) an accurate and complete copy of each such CPI Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such CPI Plans for the last two plan years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications thereto, if required under ERISA, with respect to such CPI Plans, (iv) if such CPI Plans are funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto); (v) accurate and complete copies of all Contracts relating to such CPI Plans, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and record-keeping agreements; and
(vi) an accurate and complete copy of the most recent determination, opinion, notification or advisory letter received from the Internal Revenue Service with respect to such CPI Plans (if such CPI Plans are intended to be qualified under Section 401(a) of the Code).

                  (d) CPI has no plan or commitment to create any additional Plan, or to modify or change any existing Plan (other than to comply with applicable law) in a manner that would create any material liability for CPI.


                  (e) No CPI Plan provides death, medical or health benefits coverage (whether or not insured) with respect to any current or former employee of CPI after any such employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to
Section 4980B of the Code ("COBRA"), (ii) deferred compensation benefits accrued as liabilities on the CPI Financials, and (iii) benefits the full costs of which are borne by current or former employees of CPI (or the employees' beneficiaries)).

                  (f) With respect to any CPI Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of COBRA have been complied with in all material respects. The CPI Disclosure Schedule lists all qualified beneficiaries under COBRA with respect to all such CPI Plans.

                  (g) Each of the CPI Plans has been operated and administered in all material respects in accordance with its terms and applicable Legal Requirements, including but not limited to ERISA and the Code.

                  (h) All material contributions, premiums or other payments due from CPI to (or under) any CPI Plan have been fully paid or adequately provided for on the books and financial statements of CPI.

                  (i) Each of the CPI Plans intended to be qualified under
Section 401(a) of the Code has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service, and CPI is not aware of any reason why any such letter should be revoked.

                  (j) Except as set forth in the CPI Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee or director of CPI (whether or not under any CPI Plan), or materially increase the benefits payable under any CPI Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

                  (k) CPI is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees.

                  (l) The CPI Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

                  (m) CPI is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters and the classification of independent contractors and workers.

         3.18 Environmental Matters. CPI is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by CPI of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. CPI has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that CPI is not in compliance with any Environmental Law. To the knowledge of CPI without further inquiry, no current or prior owner of any property leased or controlled by CPI has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or CPI is not in compliance with any Environmental Law. To the best knowledge of CPI, all property that is leased to, controlled by or used by CPI, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature. To the best knowledge of CPI, CPI has not disposed of, emitted, discharged, handled, stored, transported, used or released any Materials of Environmental Concern, arranged for the disposal, discharge, storage or release of any Materials of Environmental Concern, or exposed any employee or other individual to any Materials of Environmental Concern or condition so as to give rise to any material liability or material corrective or remedial obligation under any Environmental Laws.

         3.19 Insurance. CPI has delivered to Target a summary of all material insurance policies and all material self-insurance programs relating to the business, assets and operations of CPI and has made available to Target copies of the policies. Each of such insurance policies is in full force and effect. Since September 30, 1997, CPI has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in the CPI Disclosure Schedule, there is no pending claim (including any workers' compensation claim) other than routine claims for benefits under any CPI Plan under or based upon any insurance policy of CPI.

         3.20 Transactions with Affiliates.

                  (a) Since December 31, 1997, except as set forth in the CPI Disclosure Schedule, no event has occurred that would be required to be reported by CPI pursuant to Item 404 of Regulation S-K promulgated by the SEC if CPI was a reporting company. The CPI Disclosure Schedule identifies each Person who is an "affiliate" (as that term is used in Rule 145 under the Securities Act) of CPI as of the date of this Agreement.

                  (b) The CPI Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by CPI to any employee, director, consultant or independent contractor other than routine travel advances and advances made for relocation purposes made to employees in the ordinary course of business.

         3.21 Legal Proceedings; Orders.

                  (a) There is no pending Legal Proceeding, and (to the best of the knowledge of CPI ) no Person has threatened to commence any Legal
Proceeding: (i) that involves CPI or any of the assets owned or used by CPI; or
(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of CPI, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding that would reasonably be expected to have a Material Adverse Effect on CPI.

                  (b) There is no material order, writ, injunction, judgment or decree to which CPI, or any of the assets owned or used by CPI, is subject. To the best of the knowledge of CPI, no officer or key employee of CPI is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of CPI.

         3.22 Authority; Binding Nature of Agreement.

                  (a) CPI has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of CPI (at a meeting duly called and held) has unanimously
(i) determined that the Mergers are advisable and fair and in the best interests of CPI and its stockholders, (ii) authorized and approved the execution, delivery and performance of this Agreement by CPI and unanimously approved the Mergers, and (iii) recommended the approval of this Agreement and the Mergers by the holders of CPI Common Stock and CPI Preferred Stock and directed that this Agreement and the Mergers be submitted for consideration by the CPI stockholders at a CPI Stockholders' Meeting (as defined in Section 5.2). This Agreement constitutes the legal, valid and binding obligation of CPI, enforceable against CPI in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  (b) Prior to the Effective Time, Holdco will have the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. Prior to the Effective Time, Holdco will have had the board of directors of Holdco (at a meeting duly called and held) unanimously (i) determine that the Mergers are advisable and fair and in the best interests of Holdco and its stockholders, (ii) authorize and approve the execution, delivery and performance of this Agreement by Holdco and unanimously approve the Mergers, and (iii) recommend the approval of this Agreement and the Mergers by the sole stockholder of Holdco. Such sole stockholder shall have approved this Agreement and the Mergers. This Agreement will constitute the legal, valid and binding obligation of Holdco enforceable against Holdco in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         3.23 No Existing Discussions. CPI has terminated any existing discussions with any Person that relate to any Acquisition Proposal. Neither CPI, nor any Representative of CPI, is currently engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

         3.24 Vote Required. The approval by vote or written consent of each of
(a) the holders of more than 50% of the shares of CPI Common Stock then outstanding, (b) the holders of more than 50% of the shares of the CPI Series A Preferred Stock and CPI Series B Preferred Stock, voting together as a single class, and (c) the holders of more than 50% of the shares of CPI Series C Preferred Stock, CPI Series D Preferred Stock, CPI Series E Preferred Stock, CPI Series F Preferred Stock and CPI Series G Stock then outstanding, voting together as a single class, are the only votes of the holders of any class or series of CPI's capital stock necessary to approve this Agreement and the Mergers. The approval or written consent of (i) the holders of more than 50% of the shares of CPI Common Stock and CPI Preferred Stock, voting together as a single class, and (ii) the holders of more than 50% of the shares of each outstanding series of CPI Preferred Stock, each such series voting as a separate class, are the only votes of holders of any class or series of CPI's capital stock necessary to approve the CPI Charter Amendment. The stockholder approvals referred to in the preceding two sentences are collectively referred to herein as the "Required CPI Stockholder Vote."

         3.25 Non-Contravention; Consents. Neither (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Certificate of Incorporation, Bylaws or other charter or organizational documents of CPI, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of CPI;

                  (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which CPI or Holdco, or any of the assets owned or used by CPI, is subject, if the result would have a Material Adverse Effect on CPI;

                  (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by CPI or that otherwise relates to the business of CPI or to any of the assets owned or used by CPI, if the result would have a Material Adverse Effect on CPI;

                  (d) contravene, conflict with or result in a violation or material breach of, or result in a default (or an event that with notice or lapse of time or both would become a default) under, any provision of any CPI Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such CPI Material Contract, (ii) a rebate, charge-back, penalty or change in delivery schedule under any such CPI Material Contract, (iii) accelerate the maturity or performance of any such CPI Material Contract (including the vesting of all outstanding CPI Stock Options), or (iv) cancel, terminate or materially modify any term of such CPI Material Contract, if the result would have a Material Adverse Effect on CPI; or

                  (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by CPI (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of CPI).

         Except as may be set forth in the CPI Disclosure Schedule or as required by the Exchange Act, the DGCL and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Joint Proxy Statement) CPI is not, nor will it be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

         3.26 Financial Advisor. Except as set forth in the CPI Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CPI. CPI has furnished to Target accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other arrangements.

         3.27 Full Disclosure. This Agreement (including the CPI Disclosure Schedule) does not, and the certificate referred to in Section 7.6(c) will not,
(i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

4.       CERTAIN COVENANTS OF THE PARTIES

         4.1 Access and Investigation; Confidentiality.

                  (a) During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), CPI and Target each shall, and CPI and Target shall cause the respective Representatives of CPI and Target Corporations to, provide each other and their respective Representatives with reasonable access to each others' respective personnel and assets and books, records, Tax Returns, work papers and other documents, and such additional financial, operating and other data and information regarding each other and their Subsidiaries, as Target and CPI may reasonably request, subject to appropriate safeguards with respect to confidentiality.

                  (b) Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of the confidentiality agreements between them dated as of March 5, 1998 and March 4, 1998.

         4.2 Operation of Target's Business.

                  (a) During the Pre-Closing Period: (i) Target shall ensure that each of the Target Corporations conducts its business and operations (A) in the ordinary course and in accordance with the operating plan previously described by Target to CPI and (B) in compliance with all applicable Legal Requirements and the requirements of all Target Material Contracts; (ii) Target shall use reasonable efforts to ensure that each of the Target Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Target Corporations; and (iii) Target shall keep in full force all insurance policies referred to in Section 2.17 or replace such policies with comparable or superior policies; (iv) Target shall provide all notices, assurances and support required by any Target Contract relating to any Proprietary Asset in order to ensure that no condition under such Target Contract occurs that could result in, or could increase the likelihood of, any transfer or public disclosure by any Target Corporation of any Proprietary Asset; and (v) Target shall (to the extent requested by CPI) cause its officers to report periodically to CPI concerning the status of Target's business.

                  (b) During the Pre-Closing Period, without the prior written consent of CPI, Target shall not and shall not permit any of the other Target Corporations to:

                            (i) declare, accrue, set aside or pay any dividend
or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except for repurchases at less than fair market value pursuant to employment or consulting agreements in effect prior to the date hereof;

                            (ii) hire any new employees whose annual salary
exceeds $80,000, excluding those persons hired to replace employees who terminate their employment with a Target Corporation during the Pre-Closing Period;

                            (iii) sell, issue, grant or authorize the issuance
or grant of (A) any capital stock or other security (except Target Common Stock upon the valid exercise of Target Options, (B) any option, call, warrant or right to acquire any capital stock or other security, (C) any instrument convertible into or exchangeable for any capital stock or other security;

                            (iv) except as contemplated by this Agreement, amend
or waive any of its rights under, or accelerate the vesting under, any provision of any of Target Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

                            (v) take any action to permit holders of Target
stock options to receive cash payments in connection with the transactions contemplated by this Agreement;

                            (vi) except as contemplated by this Agreement, amend
or permit the adoption of any amendment to its Certificate of Incorporation or Bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                            (vii) except as contemplated by this Agreement, form
any Subsidiary or acquire any equity interest or other interest in any other Entity;

                            (viii) make any capital expenditure, except capital
expenditures in an aggregate amount of no more than $50,000;

                            (ix) establish, adopt or amend any employee benefit
plan or pay any bonus or make any profit sharing or similar payment greater than $10,000 in any individual case or $50,000 in the aggregate, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees greater than $10,000 in any individual case or $50,000 in the aggregate;

                            (x) change any of its methods of accounting or
material accounting practices in any respect;

                            (xi) make any material Tax election;

                            (xii) commence or settle any material Legal
Proceeding;

                            (xiii) materially amend or otherwise modify any of
the terms of its engagement of the financial advisor referenced in Section 2.26 above;

                            (xiv) enter into any material transaction or take
any other material action in each case either inconsistent with the operating plan previously provided by Target to CPI, or outside the ordinary course of business;

                            (xv) agree or commit to take any of the actions
described in clause "(i)" through "(xiv)" of this Section 4.2(b).

                  (c) During the Pre-Closing Period, Target shall promptly notify CPI in writing of: (i) the discovery by Target of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Target in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Target in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Target; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Target Corporations. No notification given to CPI pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Target contained in this Agreement.

         4.3 Operation of CPI's Business.

                  (a) During the Pre-Closing Period: (i) CPI shall conduct its business and operations (A) in the ordinary course and in accordance with past practices or the operating plan previously described by CPI to Target and (B) in compliance with all applicable Legal Requirements and the requirements of all CPI Material Contracts; (ii) CPI shall use reasonable efforts to ensure that CPI preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with CPI; (iii) CPI shall keep in full force all insurance policies referred to in Section 3.19 or replace any such policies that terminate with comparable or superior policies;
(iv) CPI shall provide all notices, assurances and support required by any CPI Contract relating to any CPI Proprietary Asset in order to ensure that no condition under such CPI Contract occurs that could result in, or could increase the likelihood of, any transfer or public disclosure by CPI of any CPI Proprietary Asset; and (v) CPI shall (to the extent requested by Target) cause its officers to report periodically to Target concerning the status of CPI's business.

                  (b) During the Pre-Closing Period, CPI shall not (without the prior written consent of Target):

                            (i) declare, accrue, set aside or pay any dividend
or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except for repurchases at less than fair market value pursuant to employment or consulting agreements in effect prior to the date hereof and except for the redemption, prior to the Effective Time, of the CPI Redeemable Preferred Stock pursuant to the terms set forth in the CPI Disclosure Schedule;

                            (ii) sell, issue, grant or authorize the issuance or
grant of any capital stock or other security except: CPI Common Stock or Preferred Stock upon the valid exercise of CPI Options or CPI warrants outstanding on the date of this Agreement; CPI Common Stock or warrants issued pursuant to equipment lease financings and similar transactions or otherwise in the ordinary course of business; CPI Series G Preferred Stock and warrants in completion of the Series G financing; stock options (and stock issuable upon exercise thereof) to employees and directors under its existing stock option plans and in the ordinary course of business with an exercise price of not less than $6.60 per share of CPI Common Stock; and shares of CPI Common Stock, if any, issued in connection with the redemption of the CPI Redeemable Preferred Stock.

                            (iii) except as contemplated by this Agreement,
amend or waive any of its rights under, or accelerate the vesting under, any provision of any CPI Option Plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, provided that CPI shall be entitled to make any changes that do not materially increase CPI's obligations under any agreement evidencing any outstanding stock option, restricted stock purchase agreement, warrant or other security or any related Contract;

                            (iv) except as contemplated by this Agreement, amend
or permit the adoption of any amendment to its Certificate of Incorporation or Bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction which would materially adversely affect the transactions provided in this Agreement.

                            (v) except as discussed or projected in discussions
with or presentations to Target, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any CPI Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any CPI Material Contract, provided that CPI shall be entitled to make any changes that do not materially increase CPI's obligations under any CPI Material Contract;

                            (vi) change any of its methods of accounting or
accounting practices in any respect;

                            (vii) make any material Tax election;

                            (viii) amend or otherwise modify any of the terms of
any CPI Warrants, except to the extent necessary to terminate such Warrants or reduce the number of shares issuable upon exercise thereunder; or

                            (ix) agree or commit to take any of the actions
described in clauses "(i)" through "(viii)" of this Section 4.3(b).

                  (c) During the Pre-Closing Period, CPI shall promptly notify Target in writing of: (i) the discovery by CPI of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by CPI in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by CPI in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of CPI; and
(iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on CPI. No notification given to Target pursuant to this
Section 4.3(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of CPI contained in this Agreement.

         4.4 No Solicitation by Target.

                  (a) Target shall not directly or indirectly, and shall not authorize or permit any of the other Target Corporations or any Representative of any of the Target Corporations directly or indirectly to, (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Acquisition Proposal or take any similar action, (ii) furnish any non-public information regarding any of the Target Corporations to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, Target acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Target Corporations, whether or not such Representative is purporting to act on behalf of Target, shall be deemed to constitute a breach of this Section 4.4 by Target.

                  (b) Nothing contained in this Agreement shall prevent Target or its Board of Directors from (i) furnishing information regarding any of the Target Corporations (including copy of this Section 4.4) to any Person in connection with or in response to a bona fide, unsolicited Acquisition Proposal or engaging in discussions or negotiations with respect thereto if and only to the extent that (A) the Board of Directors of Target determines in good faith, after consultation with its financial advisor that such Acquisition Proposal is reasonably likely to result in a Superior Offer, (B) the Board of Directors of Target determines in good faith, after consultation with its outside counsel, including discussions of applicable legal standards under Utah law, that such action is required in order for the Board of Directors to comply with its fiduciary duties under applicable law, (C) the Person who has requested such information has executed and delivered to Target a non-disclosure agreement that is not less restrictive than the non-disclosure agreement in effect between Target and CPI, and (D) Target has not breached Section 4.4(a)(i), or (ii) complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act. In addition, nothing in Section 4.4(a) above shall prevent the Board of Directors of Target from recommending a Superior Offer to its stockholders, if the Board of Directors determines, after consultation with its outside counsel, including discussions of applicable legal standards under Utah law, that, in light of such Superior Offer, such recommendation is required in order for the Board of Directors to comply with its fiduciary obligations to Target's stockholders under applicable law (which determination shall be made in light of a revised proposal, if any, made by CPI prior to the date of such determination); provided however that Target (i) shall provide CPI with at least 48 hours prior written notice of its intentions to hold any meeting at which Target's Board of Directors is reasonably expected to consider an Acquisition Proposal, or such lesser amount of time as has been given to the Board of Directors in relation to such meeting, and (ii) Target shall not recommend to its stockholders a Superior Offer for at least two (2) business days after Target has provided CPI with the material terms of such Superior Offer.

                  (c) Target shall promptly advise CPI orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. Target shall keep CPI informed with respect to material changes to the terms of any such Acquisition Proposal and any material modification or proposed modifications thereto.

                  (d) Target shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and shall request the return or destruction of any confidential information previously disclosed to such Person and shall use commercially reasonable efforts to ensure that such information is destroyed or returned.

         4.5 No Solicitation by CPI.

                  (a) CPI shall not, directly or indirectly, and shall not authorize or permit any Representative of CPI, directly or indirectly, to (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Acquisition Proposal or take any similar action, (ii) furnish any non-public information regarding CPI to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, CPI acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of CPI, whether or not such Representative is purporting to act on behalf of CPI, shall be deemed to constitute a breach of this Section 4.5 by CPI.

                  (b) Nothing contained in this Agreement shall prevent CPI or its Board of Directors from (i) furnishing information regarding CPI (including a copy of this Section 4.5) to any Person in connection with or in response to a bona fide, unsolicited Acquisition Proposal or engaging in discussions or negotiations with respect thereto if and only to the extent that (A) the Board of Directors of CPI determines in good faith, after consultation with its financial advisor that such Acquisition Proposal is reasonably likely to result in a Superior Offer, (B) the Board of Directors of CPI determines in good faith, after consultation with its outside counsel, including discussions of applicable legal standards under Delaware law, that such action is required in order for the Board of Directors to comply with its fiduciary duties under applicable law,
(C) the Person who has requested such information has executed and delivered to CPI a non-disclosure agreement that is not less restrictive than the non-disclosure agreement in effect between CPI and Target, and (D) CPI has not breached Section 4.5(a)(i), or (ii) complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act. In addition, nothing in Section 4.5(a) above shall prevent the Board of Directors of CPI from recommending a Superior Offer to its stockholders, if the Board of Directors determines, after consultation with its outside counsel, including discussions of applicable legal standards under Delaware law that, in light of such Superior Offer, such recommendation is required in order for the Board of Directors to comply with its fiduciary obligations to CPI's stockholders under applicable law (which determination shall be made in light of a revised proposal, if any, made by the Target prior to the date of such determination); provided however that CPI (i) shall provide Target with at least 48 hours prior written notice of its intention to hold any meeting at which CPI's Board of Directors is reasonably expected to consider an Acquisition Proposal, or such lesser amount of time as has been given to the Board of Directors in relation to such meeting, and (ii) shall not recommend to its stockholders a Superior Offer for at least two (2) business days after CPI has provided Target with the material terms of such Superior Offer.

                  (c) CPI shall promptly advise Target orally and in writing of any Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. CPI shall keep Target informed with respect to material changes to the terms of any such Acquisition Proposal and any material modification or proposed modifications thereto.

                  (d) CPI shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and shall request the return or destruction of any confidential information previously disclosed to such Person and shall use commercially reasonable efforts to ensure that such information is destroyed or returned.

5.       ADDITIONAL COVENANTS OF THE PARTIES

         5.1 Registration Statements; Joint Proxy Statement.

                  (a) As promptly as practicable after the date of this Agreement, CPI and Target shall prepare and cause to be filed with the SEC the Joint Proxy Statement and simultaneously or thereafter CPI shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of CPI and Target shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Target will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to Target's stockholders, and CPI will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to the CPI's stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. CPI and Target shall promptly furnish to the other all information concerning CPI and Target stockholders and the Target Corporations, respectively, that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. CPI and Target shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendment or supplement to the Form S-4 Registration Statement or Joint Proxy Statement or for any other information and shall supply the other with copies of all correspondence between such party and the SEC or its staff or other governmental officials with respect to the S-4 Registration Statement or Joint Proxy Statement. The information supplied by each of, Target and CPI for inclusion in the Form S-4 Registration Statement and the Joint Proxy Statement shall not (i) at the time the Form S-4 Registration Statement is declared effective, (ii) at the time the Joint Proxy Statement is first mailed to the stockholders of Target and CPI, respectively, (iii) at the time of the CPI Stockholders' Meeting and at the time of the Target Stockholders' Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If Target or CPI becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement, then Target or CPI, as the case may be, shall promptly inform the other Party thereof and shall cooperate with the other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of CPI or the stockholders of Target.

                  (b) Prior to the Effective Time, CPI and Target shall use best efforts to obtain all regulatory approvals needed to ensure that the Holdco Common Stock to be issued in the Merger (i) will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of CPI Common Stock, CPI Preferred Stock or Target Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at Stockholders' Meeting; and
(ii) will be approved for quotation at the Effective Time on the Nasdaq National Market.

                  (c) On or prior to the Closing Date, Holdco shall file a Registration Statement on Form S-8 covering the offer and sale by Holdco of Holdco Common Stock pursuant to the CPI Options and Target Options.

         5.2 CPI Stockholders' Meeting.

                  (a) CPI shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of CPI Common Stock and CPI Preferred Stock to consider, act upon and vote upon the approval of the CPI Charter Amendment, this Agreement and of the Mergers (the "CPI Stockholders' Meeting"). The CPI Stockholders' Meeting will be held as promptly as practicable and in any event within forty-five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act. CPI shall ensure that the CPI Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the CPI Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements. CPI's obligation to call, give notice of, convene and hold the CPI Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the withdrawal, amendment or modification of the recommendation of the board of directors of CPI with respect to the Merger, except as is required by applicable law.

                  (b) Subject to Section 5.2(c): (i) the Board of Directors of CPI shall unanimously recommend that the CPI stockholders vote in favor of and approve the CPI Charter Amendment, this Agreement and the Mergers at the CPI Stockholders' Meeting; (ii) the Joint Proxy Statement shall include a statement to the effect that the board of directors of CPI has unanimously recommended that the CPI's stockholders vote in favor of and approve the CPI Charter Amendment, this Agreement and the Mergers at the CPI Stockholders' Meeting; and
(iii) neither the Board of Directors of CPI nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Target, the unanimous recommendation of the Board of Directors of CPI that CPI's stockholders vote in favor of and approve the CPI Charter Amendment, this Agreement and the Mergers. For purposes of this Agreement, said recommendation of the board of directors of CPI shall be deemed to have been modified in a manner adverse to Target if said recommendation shall no longer be unanimous.

                  (c) Nothing in Section 5.2(b) shall prevent the Board of Directors of CPI from withdrawing, amending or modifying its unanimous recommendation in favor of the Mergers at any time prior to the approval of this Agreement by the Required CPI Stockholder Vote if (i) a Superior Offer is made to CPI and is not withdrawn, (ii) neither CPI nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.5, and (iii) the Board of Directors of CPI concludes in good faith, after consultation with its outside counsel, including discussion of applicable legal standards under Delaware law, that, in light of such Superior Offer, the withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of CPI to comply with its fiduciary obligations to the CPI's stockholders under applicable law. Except as may be limited by applicable law, nothing contained in this Section 5.2 shall limit CPI's obligation to call, give notice of, convene and hold the CPI Stockholders' Meeting (regardless of whether the unanimous recommendation of the board of directors of CPI shall have been withdrawn, amended or modified).

         5.3      Target Stockholders' Meeting.

                  (a) Target shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Target Common Stock to consider, act upon and vote upon the approval of this Agreement and of the Mergers (the "Target Stockholders' Meeting"). The Target Stockholders' Meeting will be held as promptly as practicable and in any event within forty-five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act. Target shall ensure that the Target Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Target Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements. Target's obligation to call, give notice of, convene and hold the Target Stockholders' Meeting in accordance with this Section 5.3(a) shall not be limited or otherwise affected by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Target with respect to the Merger, except as may be required by applicable law.

                  (b) Subject to Section 5.3(c): (i) the Board of Directors of Target shall unanimously recommend that Target's stockholders vote in favor of and approve this Agreement and the Mergers; (ii) the Joint Proxy Statement shall include a statement to the effect that the Board of Directors of Target has unanimously recommended that Target's stockholders vote in favor of and approve this Agreement and the Mergers at the Target Stockholders' Meeting; and (iii) neither the board of directors of Target nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to CPI, the unanimous recommendation of the board of directors of Target that Target's stockholders vote in favor of and approve this Agreement and the Mergers. For purposes of this Agreement, said recommendation of the Board of Directors of Target shall be deemed to have been modified in a manner adverse to CPI if said recommendation shall no longer be unanimous.

                  (c) Nothing in Section 5.3(b) shall prevent the Board of Directors of Target from withdrawing, amending or modifying its unanimous recommendation in favor of the Merger at any time prior to the approval of this Agreement by the Required Target Stockholder Merger Vote if (i) a Superior Offer is made to Target and is not withdrawn, (ii) neither Target nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.4, and (ii) the Board of Directors of Target concludes in good faith, based upon the advice of its outside counsel, including a discussion of applicable legal standards under Delaware law, that the withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Target to comply with its fiduciary obligations to Target's stockholders under applicable law. Except as may be limited by applicable law, nothing contained in this Section 5.3 shall limit Target's obligation to call, give notice of, convene and hold the Target Stockholders' Meeting (regardless of whether the unanimous recommendation of the board of directors shall have been withdrawn, amended or modified).

         5.4 Regulatory Approvals. CPI and Target shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Mergers and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. CPI and Target shall (1) give the other Party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other Party informed as to the status of any such Legal Proceeding, and (3) promptly inform the other Party of any communication to or from any Governmental Body regarding the Mergers. CPI and Target will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to any federal or state antitrust or fair trade law or any other similar Legal Proceeding, CPI and Target will permit authorized Representatives of the other Party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

         5.5 Continuation of Target D&O Insurance. Target and T-Sub shall provide for the continuance of current Target directors and officers insurance in respect of acts prior to the Effective Date for the benefit of Target officers and directors for a period of five (5) years after the Effective Date.

         5.6 Additional Agreements. Target and CPI shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Mergers and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Mergers and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Mergers.

         5.7 Disclosure. Target and CPI shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither CPI nor Target shall, and neither shall permit any of its Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other Party shall have approved such disclosure or (b) the disclosing Party shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law and shall have given the other Party the opportunity, to the extent practicable, to review and comment upon the disclosure.

         5.8 Tax Matters. Each of Target and CPI acknowledge and agree that (i) it intends the transactions contemplated by this Agreement to qualify as transfers subject to the provisions of Section 351(a) of the Code, (ii) it will report the Mergers as such transfers in any and all federal, state and local income tax returns filed by it. At or prior to the filing of the S-4 Registration Statement with the SEC and, to the extent necessary, at the Closing, CPI and Target shall execute and deliver to Cooley Godward LLP and to Morgan Lewis & Bockius LLP management tax representation letters in a form agreed to by counsel to Target and CPI. Following delivery of the management tax representations letters, each of CPI and Target shall use its reasonable efforts to cause Cooley Godward LLP and Morgan, Lewis & Bockius LLP, respectively, to deliver promptly to it a legal opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinion, each of such counsel shall be entitled to rely on the management tax representation letters. Target and CPI shall use all reasonable efforts prior to the Effective Time to cause the Mergers to qualify as tax free transfers under
Section 351(a) of the Code.

         5.9 Resignation of Officers and Directors. Except as otherwise agreed with CPI, Target shall use all reasonable efforts to obtain and deliver to CPI prior to the Closing the resignation of each officer and director of Target effective as of the Effective Time, except any directors identified in Section
5.12 below who are members of the Board of Directors of Target immediately prior to the Effective Time.

         5.10 FIRPTA Matters. At the Closing, (a) CPI shall deliver to Target a statement (in such form as may be reasonably requested by counsel to Target) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) CPI shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

         5.11 Affiliate Agreements. No later than twenty (20) days in advance of the Effective Time, each of the parties shall deliver to each other a list of Persons who are "affiliates," as that term is used in Rule 145 under the Securities Act (an "Affiliate List") of Target or CPI, as applicable. Prior to the Effective Time, each of the parties shall deliver to each other an Affiliate Agreement, in a mutually agreed form, duly executed by each Person on the Affiliate List, and by each Person who becomes an affiliate after delivery of the Affiliate List and prior to the date of delivery of the signed Affiliate Agreements.

         5.12 Post Merger Holdco Board of Directors. In addition to all of the directors of CPI immediately prior to the Effective Time who shall serve as the Board of Directors of Holdco effective immediately after the Effective Time, CPI shall use all reasonable efforts to nominate and appoint two persons, designated by Target in consultation with CPI, to join the Board of Directors of Holdco to serve in such capacity until Holdco's 2000 annual stockholders meeting.

         5.13 Registration Rights. Holdco shall assume CPI's obligations under the CPI Fourth Amended and Restated Stockholders' Agreement dated as of April 1998, as amended (the "Stockholders' Agreement"); provided, however, that, CPI shall use all reasonable efforts to provide that no Holder (as defined in the Stockholders' Agreement) shall request registration or participation in a registration of Holdco Common Stock until the earlier of (a) the date ninety
(90) days after the effective date of a registration statement for the first public offering of Holdco's shares following the Effective Time, and (b) the first anniversary of the Effective Time.

         5.14 CPI Redeemable Preferred Stock. Prior to the Effective Time, CPI shall redeem all outstanding shares of CPI Redeemable Preferred Stock in accordance with the CPI Disclosure Schedule.

         5.15 Market Stand-off Agreement. CPI shall use reasonable best efforts to obtain the agreement of each director and executive officer of CPI that such person shall not directly or indirectly sell, offer to sell, contract to sell (including without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Holdco Common Stock beneficially owned by such person for one hundred eighty (180) days from the Effective Time. Furthermore, CPI shall use reasonable best efforts to obtain the agreement of each of the remaining holders of CPI Common Stock and CPI Preferred Stock (each a "CPI Investor") that such CPI Investor shall not directly or indirectly sell, offer to sell, contract to sell (including without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Holdco Common Stock beneficially owned by such person for ninety (90) days from the Effective Time.

         5.16 Nasdaq Listing. Each of the parties shall use its best efforts to obtain, prior to the Effective Time, the approval for listing on the Nasdaq National Market, effective upon official notice of issuance, of the shares of Holdco Common Stock issuable in connection with the Mergers and which will be issuable upon exercise of options assumed pursuant to this Agreement.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF CPI

         The obligations of CPI to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

         6.1 Accuracy of Representations. The representations and warranties of Target contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date; provided, however, that for purposes of this
Section 6.1 only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Target.

         6.2 Performance of Covenants. All of the covenants and obligations that Target is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

         6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

         6.4 Stockholder Approval. This Agreement and the Mergers shall have been approved by the Required CPI Stockholder Vote and the Required Target Stockholder Merger Vote. The CPI Charter Amendment shall have been approved by the Required CPI Stockholder Vote.

         6.5 Documents. CPI shall have received the following documents:

                  (a) a legal opinion of Morgan, Lewis & Bockius LLP, dated as of the Closing Date, in a form reasonably satisfactory to CPI and its legal counsel;

                  (b) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, to the effect that the Mergers will qualify as transfers subject to the provisions of Section 351(a) of the Code, it being understood that, in rendering such opinion, Cooley Godward LLP, may rely upon the tax representation letters referred to in Section 5.8 and a copy of the legal opinions described in
Section 7.6(b) hereof. The opinions described in this Section 6.5(b) and in
Section 7.6(b) shall be substantially identical in form and substance; and

                  (c) a certificate executed on behalf of Target by its Chief Executive Officer confirming that conditions set forth in Sections 6.1, 6.2, 6.4, 6.6 and 6.9 have been duly satisfied.

         6.6 No Material Adverse Change. There shall have been no material adverse change in Target's business, financial condition, assets, liabilities, operations or financial performance since the date of this Agreement (it being understood that a decline in Target's stock price shall not constitute, in and of itself, a Material Adverse Change).

         6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of either of the Mergers shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of either of the Mergers illegal.

         6.8 Delivery of Affiliates' Agreements. The Affiliate Agreements referred to in Section 5.11 above shall have been executed by each Party therein described and delivered to CPI.

         6.9 Consents. All material Consents required to be obtained in connection with either of the Mergers and the other transactions contemplated by this Agreement (including the Consents identified in the Target Disclosure Schedule) shall have been obtained and shall be in full force and effect.

         6.10 Registration. All regulatory approvals needed to ensure that the Holdco Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of CPI Common Stock, CPI Preferred Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the CPI Stockholders' Meeting shall have been obtained.

         6.11 Nasdaq Listing. All regulatory approvals needed to ensure that the Holdco Common Stock to be issued in the Merger will be approved for quotation at the Effective Time on the Nasdaq National Market shall have been obtained.

         6.12 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of either of the Mergers or any of the other transactions contemplated by this Agreement; (b) relating to either of the Mergers and seeking to obtain from Target or any of its subsidiaries any damages that may be material to Target; (c) seeking to prohibit or limit in any material respect Holdco's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of either Surviving Corporation; or (d) that would materially and adversely affect the right of Holdco or either Surviving Corporation to own the assets or operate the business of CPI.

         6.13 No Other Litigation. There shall not be pending any Legal Proceeding in which there is a reasonable probability of an outcome that would have a Material Adverse Effect on Holdco, CPI or Target: (a) challenging or seeking to restrain or prohibit the consummation of either of the Mergers or any of the other transactions contemplated by this Agreement; (b) relating to the Mergers and seeking to obtain from Target or any of its subsidiaries any damages that may be material to Target; (c) seeking to prohibit or limit in any material respect Holdco's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporations; or (d) resulting in Target as constituted after the Effective Time not containing all of the assets and business of Target as constituted immediately prior to the Effective Time.

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF TARGET

         The obligations of Target to effect the Mergers and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

         7.1 Accuracy of Representations

                  The representations and warranties of CPI contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date and CPI shall, if requested by Target, provide assurances reasonably satisfactory to Target in respect of Section 3.25(d); provided, however, that for purposes of this Section 7.1 only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on CPI or Holdco.

         7.2 Performance of Covenants. CPI shall have complied with and performed in all material respects each covenant contained in this Agreement that is required to be performed by CPI on or prior to the date of the Closing.

         7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

         7.4 Stockholders Approval. This Agreement and the Merger shall have been duly approved by the Required CPI Stockholder Vote and the Required Target Stockholder Merger Vote. The CPI Charter Amendment shall have been approved by the Required CPI Stockholder Vote.

         7.5 Consents. All material Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in the CPI Disclosure Schedule) shall have been obtained and shall be in full force and effect.

         7.6 Documents. Target shall have received the following legal documents, each of which shall be in full force and effect:

                  (a) a legal opinion of Cooley Godward LLP dated as of the Closing Date, in a form reasonably satisfactory to Target and its legal counsel;

                  (b) a legal opinion of Morgan, Lewis & Bockius LLP dated as of the Closing Date and addressed to Target, to the effect that the Mergers will qualify as transfers subject to the provisions of Section 351(a) of the Code (it being understood that, in rendering such opinion, Morgan Lewis & Bockius LLP may rely upon the tax representation letters referred to in Section 5.8 and a copy of the legal opinion described in Section 6.5(b) hereof). The opinions described in this Section 7.6(b) and in Section 6.5(b) shall be substantially identical in form and substance; and

                  (c) a certificate executed on behalf of CPI by its Chief Executive Officer confirming that the conditions set forth in Sections 7.1, 7.2, 7.4, 7.5 and 7.7 have been duly satisfied.

         7.7 No Material Adverse Change. There shall have been no material adverse change in the business, financial condition, capitalization, assets, liabilities, operations or financial performance of CPI since the date of this Agreement. For purposes of this Section 7.7, material adverse change shall be deemed to include any event, circumstance or occurrence, individually or in the aggregate, causing, resulting in or reasonably likely to have a material adverse effect upon CPI's business, results of operations or financial condition (i) arising from or relating to any clinical trials or studies conducted by CPI or
(ii) arising from or related to the development or commercialization of technology, processes or products relating to adenomatous colonic polyps that are (or may reasonably be expected to be) superior to CPI's technology, processes or products. For purposes of this Section 7.7, a material adverse change shall not include any event, circumstance or occurrence, individually or in the aggregate, causing, resulting in, or reasonably likely to have a material adverse effect upon CPI's business, results of operations or financial condition
(i) arising from or relating to general business or economic conditions, (ii) relating to or affecting the biotechnology industry generally or (iii) relating to or affecting the colonic cancer therapeutics industry generally.

         7.8 Directors. The Parties shall have taken all actions necessary to cause the Board of Directors of Holdco following the Effective Time to consist of the individuals set forth in Section 5.12.

         7.9 Registration. All regulatory approvals needed to ensure that the Holdco Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Target Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Target Stockholders' Meeting shall have been obtained.

         7.10 Nasdaq Listing. All regulatory approvals needed to ensure that the Holdco Common Stock to be issued in the Merger will be approved for quotation at the Effective Time on the Nasdaq National Market shall have been obtained.

         7.11 Delivery of Affiliates' Agreements. The Affiliate Agreements referred to in Section 5.11 above shall have been executed by each Party therein described and delivered to CPI.

         7.12 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Mergers shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Mergers that makes consummation of the Mergers illegal.

         7.13 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of either of the Mergers or any of the other transactions contemplated by this Agreement; (b) relating to either of the Mergers and seeking to obtain from Target or any of its subsidiaries any damages that may be material to Target; (c) seeking to prohibit or limit in any material respect Holdco's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of either Surviving Corporation; or (d) that would materially and adversely affect the right of Holdco or either Surviving Corporation to own the assets or operate the business of CPI.

         7.14 No Other Litigation. There shall not be pending any Legal Proceeding in which there is a reasonable probability of an outcome that would have a Material Adverse Effect on Holdco, CPI or Target: (a) challenging or seeking to restrain or prohibit the consummation of either of the Mergers or any of the other transactions contemplated by this Agreement; (b) relating to either of the Mergers and seeking to obtain from Holdco or Target or any of its subsidiaries any damages that may be material to Target; (c) seeking to prohibit or limit in any material respect Holdco's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporations; or (d) that would affect adversely the right of Holdco or the Surviving Corporations to own the assets or operate the business of CPI.

         7.15 Market Stand-Off Agreements. Each of CPI's directors and executive officers shall have executed and delivered the market stand-off agreements referred to in Section 5.12 hereof.

8.       TERMINATION

         8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of this Agreement and the Mergers by the Required CPI Stockholder Vote and the Required Target Stockholder
Vote):

                  (a) by mutual written consent of Target and CPI;

                  (b) by either Target or CPI if the Mergers shall not have been consummated by November 30, 1998 (unless the failure to consummate either Merger is attributable to a failure on the part of the Party seeking to terminate this Agreement to perform any material obligation required to be performed by such Party at or prior to the Effective Time);

                  (c) by either Target or CPI if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers;

                  (d) by either Target or CPI if (i) the CPI Stockholders' Meeting shall have been held and completed and (ii) the CPI Charter Amendment, this Agreement and the Mergers shall not have been approved at such meeting by the Required CPI Stockholder Vote;

                  (e) by either Target or CPI if (i) the Target Stockholders' Meeting shall have been held and completed and (ii) this Agreement and the Mergers shall not have been approved at such meeting by the Required Target Stockholder Merger Vote;

                  (f) by Target (at any time prior to the approval of this Agreement and the Mergers) if a CPI Triggering Event shall have occurred;

                  (g) by CPI (at any time prior to the approval of the issuance of Holdco Common Stock in the Mergers by the Required Target Stockholder Merger
Vote) if a Target Triggering Event shall have occurred;

                  (h) by Target if any of CPI's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate, or if any of CPI's covenants contained in this Agreement shall have been breached, and such inaccuracy or breach would cause the condition set forth in Sections 7.1 or 7.2, respectively, to not be satisfied; provided, however, that if an inaccuracy in CPI's representations and warranties or a breach of a covenant by CPI is curable by CPI and CPI is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Target may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach until twenty (20) days after delivery of written notice of the inaccuracy or breach to CPI by Target; or

                  (i) by CPI if any of Target's representations and warranties contained in this Agreement shall be or shall have become materially inaccurate, or if any of Target's covenants contained in this Agreement shall have been breached, and such inaccuracy or breach would cause the condition set forth in Sections 6.1 or 6.2, respectively, to not be satisfied; provided, however, that if an inaccuracy in Target's representations and warranties or a breach of a covenant by Target is curable by Target and Target is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then CPI may not terminate this Agreement under this Section 8.1(i) on account of such inaccuracy or breach until twenty (20) days after delivery of written notice of the breach or inaccuracy to Target by CPI.

         8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and
Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the Nondisclosure Agreements shall remain in full force and effect to the extent provided therein, and (iii) the termination of this Agreement shall not relieve any Party from any liability for any breach of any representation, warranty or covenant contained in this Agreement occurring prior to the date of such termination if such Party is not obligated to pay a termination fee pursuant to Section 8.3 hereof.

         8.3 Expenses; Termination Fees.

                  (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Mergers are consummated; provided, however, that Target and CPI shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement and any amendments or supplements thereto.

                  (b) If this Agreement is terminated by Target pursuant to
Section 8.1(f) or by Target or CPI pursuant to Section 8.1(d) hereof, CPI shall pay Target a termination fee equal to (i) one million five hundred thousand dollars ($1,500,000) plus (ii) reimbursement of the amount of the professional fees and expenses that Target incurred in connection with the Merger, up to two hundred fifty thousand dollars ($250,000).

                  (c) If this Agreement is terminated by CPI pursuant to Section 8.1(g) or by CPI or Target pursuant to Section 8.1(e) hereof, Target shall pay CPI a termination fee equal to (i) one million five hundred thousand dollars ($1,500,000) plus (ii) reimbursement of the amount of the professional fees and expenses that CPI incurred in connection with the Merger, up to two hundred fifty thousand dollars ($250,000).

                  (d) Any termination fees and expenses payable under Section 8.3(b) or 8.3(c) above shall be paid in cash, via wire transfer of immediately available funds no later than the close of business on the second business day following the date on which the termination giving rise to such payment occurs.

                  (e) Target and CPI agree that the agreements contained in Sections 8.3(b) and (c) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If one Party fails to promptly pay to the other any fee due under such Sections 8.3(b) and (c), the defaulting Party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

9.       MISCELLANEOUS PROVISIONS

         9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of CPI and Target at any time (whether before or after approval of this Agreement and the Mergers by the respective stockholders of CPI and Target); provided, however, that after any such approval of this Agreement and the Mergers by, respectively, CPI's stockholders and Target's stockholders, no amendment shall be made that by law or NASD regulation requires further approval of the respective stockholders of CPI or Target without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.2 Waiver.

                  (a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                  (b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Mergers.

         9.4 Entire Agreement; Counterparts; Applicable Law. This Agreement and the other agreements and schedules referred to herein and therein and the Non-Disclosure Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall be governed in all respects by the laws of the State of Delaware as applied to contracts entered into and to be performed entirely within Delaware.

         9.5 Jury Waiver. The parties hereto hereby agree to waive their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement or the transactions contemplated thereby in any action, proceeding or other litigation of any type brought by any Party against any other Party with respect to contracts, claims, tort claims or otherwise. The scope of this waiver is intended to be as broad as permitted by law, covering all disputes that may be filed in any court that relate to the subject matter of this Agreement, including tort claims, contract claims, claims under common law, statutory claims and any action, counterclaim or other proceeding that seeks in whole or in part to challenge the validity or enforceability of this Agreement or the transactions contemplated thereby. This waiver is irrevocable.

         9.6 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

         9.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempted assignment of this Agreement or any of such rights by a Party without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person except the parties hereto and their respective successors any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         9.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

                  if to Target or Merger Sub:

                  Target, Inc.
                  18 W. Airy Street
                  Suite 100
                  Courthouse Plaza
                  Morristown, PA  19041
                  Attention:  John J. Gibbons
                  Phone:  610/313-9388
                  Fax:  610/239-7894

                  with a copy to:

                  Morgan, Lewis & Bockius LLP
                  200 One Logan Square
                  Philadelphia, PA  19103
                  Attention:  Stephen M. Goodman, Esq.
                  Phone:  215/963-5000
                  Fax:  215/963-5299

                  if to CPI :

                  Cell Pathways, Inc.
                  702 Electronic Drive
                  Horsham, PA  94044
                  Attention: Robert J. Towarnicki
                  Phone:  215/706-3800
                  Fax:  215/706-3801

                  with a copy to:

                  Cooley Godward LLP
                  2595 Canyon Boulevard
                  Suite 250
                  Boulder, Colorado 80302
                  Attention:  James C.T. Linfield
                  Phone:  303/546-4000
                  Fax:  303/546-4099

         9.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

         9.10 Construction.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                  (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                  (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                  TARGET


                                  By:   /s/ John J. Gibbons
                                      --------------------------------------
                                          John J. Gibbons
                                          President/Chief Executive Officer



                                  CELL PATHWAYS, INC.


                                  By:   /s/ Robert J. Towarnicki
                                      --------------------------------------
                                          Robert J. Towarnicki
                                          President/ Chief Executive Officer

                                    EXHIBIT A

                               CERTAIN DEFINITIONS


         For purposes of the Agreement (including this Exhibit A):

         Acquisition Proposal. "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal between Target and CPI) contemplating or otherwise relating to any Acquisition Transaction in substitution for the transactions provided in the Agreement.

         Acquisition Transaction. "Acquisition Transaction" shall mean any transaction or series of related transactions involving:

                  (a) any merger, consolidation, share exchange, business combination, tender offer, exchange offer or other similar transaction in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires Target or CPI or more than 50% of Target's business or CPI's business;

                  (b) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 50% of the assets of CPI or Target; or

                  (c) any offering of CPI capital stock that is registered under
Section 5 of the Securities Act;

                  (d) any liquidation or dissolution of CPI or Target.

         Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

         Best of Knowledge; Knowledge. Information shall be deemed to be known to the "best of knowledge" or to the "knowledge" of a Party if that information was actually known or reasonably should have been known by an executive officer of such Party.

         CPI Common Stock. "CPI Common Stock" shall mean the Common Stock, $.01 par value, of CPI.

         CPI Contract. "CPI Contract" shall mean any Contract: (a) to which CPI is a party; (b) by which CPI or any asset of CPI is or may become bound or under which CPI has, or may become subject to, any obligation; or (c) under which CPI has or may acquire any right or interest.

         CPI Disclosure Schedule. "CPI Disclosure Schedule" shall mean the disclosure schedule that has been prepared by CPI in conjunction with Section 3 and that has been delivered by CPI to Target on the date of this Agreement and signed by the President of CPI.

         CPI Options. "CPI Options" shall mean each unexpired and unexercised option to purchase shares of CPI Common Stock granted under the 1997 Equity Incentive Plan or under the 1997 Non-Employee Director Stock Option Plan or outside such plans and outstanding immediately prior to the Effective Time.

         CPI Proprietary Asset. "CPI Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to CPI or otherwise used by CPI.

         CPI Preferred Stock. "CPI Preferred Stock" shall mean the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock and Series G Convertible Preferred Stock of CPI.

         CPI Record Date. "CPI Record Date" shall mean the record date for the CPI Stockholders Meeting.

         CPI Triggering Event. A "CPI Triggering Event" shall be deemed to have occurred if: (i) the board of directors of CPI shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Target its unanimous recommendation in favor of, the CPI Charter Amendment, the Mergers or approval of this Agreement; (ii) CPI shall have failed to include in the Joint Proxy Statement the unanimous recommendation of the board of directors of CPI in favor of approval of the CPI Charter Amendment, this Agreement and the Merger; (iii) the board of directors of CPI fails to unanimously reaffirm its recommendation in favor of approval of the CPI Charter Amendment, this Agreement and the Merger within five (5) business days after the Target requests in writing that such recommendation be reaffirmed;
(iv) the board of directors of CPI shall have approved, endorsed or recommended any Acquisition Proposal; (v) CPI shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) CPI shall have failed to hold CPI Stockholders' Meeting as promptly as practicable and in any event within forty-five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act; (vii) a tender or exchange offer relating to securities of CPI shall have been commenced and CPI shall not have sent to its security holders, within five (5) business days after the commencement of such tender or exchange offer, a statement disclosing that CPI recommends rejection of such tender or exchange offer; or
(viii) an Acquisition Proposal is publicly announced, and CPI (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five (5) business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal.

         CPI Warrants. CPI Warrants shall mean the outstanding warrants of CPI to purchase Series E Preferred Stock, Series F Preferred Stock Series G Preferred Stock or Common Stock.

         Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

         Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

         Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         Environmental Law. "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

         Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         Form S-4 Registration Statement. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Holdco in connection with issuance of Holdco Common Stock in the Mergers, as said registration statement may be amended prior to the time it is declared effective by the SEC.

         Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

         Joint Proxy Statement. "Joint Proxy Statement" shall mean the joint proxy statement/prospectus to be sent to CPI's stockholders in connection with the CPI Stockholder's Meeting and to Target's stockholders in connection with the Target Stockholders' Meeting.

         Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         Material Adverse Effect. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on CPI if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of CPI or (ii) the ability of the company to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform obligations under this Agreement. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Target if such event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on
(i) the business, financial condition, assets, liabilities, operations or financial performance of the Target Corporations taken as a whole or (ii) the ability of Target to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform its obligations under this Agreement.

         Materials of Environmental Concern. "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

         Pension Plan. "Pension Plan" shall mean any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA).

         Person. "Person" shall mean any individual, Entity or Governmental
Body.

         Proprietary Asset. "Proprietary Asset" shall mean any material: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

         Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         SEC. "SEC" shall mean the United States Securities and Exchange Commission.

         Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

         Subsidiary. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body.

         Superior Offer. "Superior Offer" shall mean an unsolicited, bona fide written Acquisition Proposal on terms that the board of directors of CPI or Target, as the case may be, determines in its reasonable judgment, after consultation with its financial advisor, to be more favorable to CPI's stockholders or Target's stockholders, as the case may be, than the terms of the Mergers.

         Target Common Stock. "Target Common Stock" shall mean the Common Stock, $0.005 par value per share, of Target.

         Target Contract. "Target Contract" shall mean any Contract: (a) to which any of the Target Corporations is a party; (b) by which any Target Corporation or any asset of a Target Corporation may become bound or under which any Target Corporation has, or may become subject to, any obligation; or (c) under which any Target Corporation has or may acquire any right or interest.

         Target Corporation. "Target Corporation," or "Target Corporations" in the plural, shall mean Target and any Target subsidiary.

         Target Disclosure Schedule. "Target Disclosure Schedule" shall mean the disclosure schedule that has been prepared by Target in conjunction with Section 2 and that has been delivered by Target to CPI on the date of this Agreement and signed by the President of Target.

         Target Options. "Target Options" shall mean stock options granted by Target pursuant to the Target's 1991 Stock Option Plan, Target's 1995 Stock Option Plan and Target's 1991 Special Directors' Stock Option Plan.

         Target Proprietary Asset. "Target Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Target Corporations or otherwise used by any of the Target Corporations.

         Target Record Date. "Target Record Date" shall mean the record date for the Target Stockholders Meeting.

         Target Triggering Event. A "Target Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Target shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to CPI its unanimous recommendation in favor of, the Merger or approval of this Agreement; (ii) Target shall have failed to include in the Joint Proxy Statement the unanimous recommendation of the board of directors of Target in favor of approval of this Agreement and the Merger;
(iii) the board of directors of Target fails to unanimously reaffirm its recommendation in favor of approval of this Agreement and the Merger within five
(5) business days after CPI requests in writing that such recommendation be reaffirmed; (iv) the board of directors of Target shall have approved, endorsed or recommended any Acquisition Proposal; (v) Target shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vi) Target shall have failed to hold the Target Stockholders' Meeting as promptly as practicable and in any event within forty-five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act; (vii) a tender or exchange offer relating to securities of Target shall have been commenced and Target shall not have sent to its security holders, within five (5) business days after the commencement of such tender or exchange offer, a statement disclosing that Target recommends rejection of such tender or exchange offer; or (viii) an Acquisition Proposal is publicly announced, and Target (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five (5) business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal.

         Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

         Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

         Welfare Plan. "Welfare Plan" shall mean an employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA).

                                    EXHIBIT B

                      FORM OF CERTIFICATE OF INCORPORATION
                                       OF
                                 HOLDCO COMPANY



                                       I.

         The name of the corporation is Holdco Company (the "Corporation").

                                       II.

         The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

                                      III.

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

         A. The Corporation shall be authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares that the Corporation shall be authorized to issue is seventy-five million (75,000,000) shares. Seventy million (70,000,000) shares shall be Common Stock, each having a par value of One Cent ($.01). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of One Cent ($.01).

         B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to provide for such issuance, and to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         C. Subject to the rights of any Preferred Stock then outstanding, each issued and outstanding share of Common Stock shall entitle the Holder thereof to receive such dividends as may be declared from time to time by the Board of Directors of the Corporation out of funds legally available therefor, and shall entitle the Holder thereof to share ratably with other Holders of Common Stock in all assets available for distribution in the event of any liquidation, dissolution or winding up of the Corporation. Each issued and outstanding share of Common Stock shall be identical to all other shares of that class, and shall entitle the Holder thereof to cast one vote on each matter submitted to a vote of the Corporation's stockholders. No Holder of Common Stock shall be entitled to any cumulative voting rights or to any preemptive rights upon the issuance or sale of any Securities.

                                       V.

         For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

               A. 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

                  2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the filing of this Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the filing of this Certificate of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the filing of this Certificate of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

                  Each director shall serve beyond the term specified until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                  3. Subject to the rights of the holders of any series of Preferred Stock, a director may be removed only for cause and only by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the Corporation, entitled to vote at an election of directors (the "Voting Stock").

                  4. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

                  5. The Board of Directors shall designate and empower committees of the Board of Directors, shall elect and empower the officers of the Corporation, may appoint and empower other officers and agents of the Corporation, and shall determine the time, place and notice of Board meetings, quorum and voting requirements, and the manner of taking Board action. Subject to the other provisions of this Article V, the Board of Directors shall determine the rights, powers, duties, rules and procedures that shall affect the directors' power to manage and direct the business and affairs of the Corporation. Notwithstanding any other provision of this Certificate of Incorporation, the powers specified in this Article V shall be exercised only by or under the direction of the Board of Directors and may be exercised or expressed in the form of resolution, Bylaw or other form of determination or exercise; and the form of the exercise of the power shall not derogate the status of the power exercised or imply that such exercise by the Board of Directors may be altered or superseded by any person, group or entity other than the Board of Directors.

               B. 1. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

                  2. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

                  3. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by unanimous written consent of the stockholders.

                  4. Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

                  5. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                                       VI.

         A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VII.

         A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section B of this
Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

         B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.

                                    EXHIBIT C

                          FORM OF CPI CHARTER AMENDMENT

                                       TO

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               CELL PATHWAYS, INC.



         Cell Pathways, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: The name of the Corporation is Cell Pathways, Inc.

         SECOND: The original Certificate of Incorporation of the Corporation was (i) filed with the Secretary of State of Delaware on November 24, 1992.

         THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, has adopted resolutions to amend the Sixth Amended and Restated Certificate of Incorporation of the Corporation.

         FOURTH: The Sixth Amended and Restated Certificate of Incorporation shall be amended as follows:

         1. Subsection E.3(e) of Article IV is amended to add the following sentence:

              "In addition, the Excluded Merger (as defined in Subsection E.7 below), shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of any of the provisions of this Section E.3."


         2. Subsection E.5(f) of Article IV is amended to add the following sentence:

              "Notwithstanding the foregoing, in the event of the Excluded Merger, no conversion price adjustment shall be made and no holder of Designated Preferred Stock or Common Stock of the Corporation shall be entitled to receive, as consideration for any of such holder's Preferred Stock or Common Stock, any payment, consideration or exchange of cash, securities or other property other than the consideration set forth in the Reorganization Agreement."

         3. The following new Subsection E.6(e) is added to Article IV, immediately following Subsection E.6(d):

              "(e) Notwithstanding any other provision of this Restated Certificate, in the event of the Excluded Merger, no holder of Designated Preferred Stock or Common Stock of the Corporation shall be entitled to receive, as consideration for any of such holder's Preferred Stock or Common Stock, any payment, consideration or exchange of cash, securities or other property other than the consideration set forth in the Reorganization Agreement."

         4. The following definition is inserted Subsection E.7 of Article IV, immediately following the definition of "Designated Preferred Stock":

              "Excluded Merger" shall mean the transactions contemplated by that certain Agreement and Plan of Reorganization, dated
              June __, 1998, by and between Cell Pathways, Inc. and Target."

         FIFTH: Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this ___ day of _________, 1998.

                                    Cell Pathways, Inc.


                                    By:
                                        ---------------------------------------
                                             Robert J. Towarnicki
                                             President/Chief Executive Officer


                                      C-2